                                                                   EXHIBIT 10.17



                      Let's Talk Cellular of America, Inc.

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                            Dated as of June 25, 1996

                                     INDEX

                                                                          Page
                                                                          ----

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

1.1   Purchase and Sale of Preferred Stock .................................1
1.2   The Conversion Shares ................................................1
1.3   Initial Closing ......................................................1
1.4   Release of Funds From Escrow .........................................2


                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

2.1   Organization and Corporate Power .....................................3
2.2   Authorization ........................................................3
2.3   Government Approvals .................................................4
2.4   Authorized and Outstanding Stock .....................................4
2.5   Subsidiaries .........................................................4
2.6   Financial Information ................................................5
2.7   Events Subsequent to the Date of the Financial
      Statements ...........................................................5
2.8   Litigation ...........................................................6
2.9   Compliance with Laws and Other Instruments ...........................6
2.10  Taxes ................................................................7
2.11  Property .............................................................7
2.12  Governmental and Industrial Approvals ................................8
2.13  Contracts and Commitments ............................................8
2.14  Securities Act .......................................................8
2.15  Insurance Coverage ...................................................9
2.16  Employee Matters .....................................................9
2.17  No Brokers or Finders ...............................................10
2.18  Transactions with Affiliates ........................................10
2.19  Assumptions, Guarantees, etc. of Indebtedness of
      Other Persons .......................................................10
2.20  Restrictions on Subsidiaries ........................................10
2.21  Disclosures .........................................................10

                                  ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY

3.1   Accounts and Reports ................................................11
3.2   Payment of Taxes ....................................................12
3.3   Maintenance of Key Man Insurance ....................................12
3.4   Compliance with Laws, etc ...........................................12
3.5   Inspection ..........................................................13


                                      (i)

3.6   Corporate Existence; Ownership of Subsidiaries ......................13
3.7   Board Of Directors ..................................................13
3.8   Use of Proceeds .....................................................13

                                   ARTICLE IV

                        NEGATIVE COVENANTS OF THE COMPANY

4.1   Investments in Other Persons ........................................14
4.2   Distributions .......................................................14
4.3   Dealings with Affiliates ............................................15
4.4   Merger ..............................................................15
4.5   Option Shares .......................................................15
4.6   Indebtedness ........................................................16
4 7   Limitation on Restrictions on Subsidiary Dividends
      and Other Distributions .............................................16
4.8   No Conflicting Agreements ...........................................16
4.9   Compensation; Consulting and Other Agreements .......................16
4.10  Fundamental Changes .................................................16
4.11  Capital Expenditures ................................................17

                                   ARTICLE V

                                PREEMPTIVE RIGHT

5.1   Right of Purchase ...................................................17
5.2   Definition of New Securities ........................................17
5.3   Notice from the Company .............................................17
5.4   Sale by the Company .................................................18
5.5   Termination of Rights ...............................................18

                                   ARTICLE VI

                           PURCHASER'S REPRESENTATIONS

6.1   Representations and Warranties ......................................18
6.2   Permitted Sales; Legends ............................................19

                                  ARTICLE VII

                               REGISTRATION RIGHTS

7.1   Certain Definitions .................................................19
7.2   Requested Registrations .............................................20
7.3   "Piggy Back" Registrations ..........................................21
7.4   Expenses of Registration ............................................22
7.5   Registration on Form S-3 ............................................22
7.6   Registration Procedures .............................................22
7.7   Indemnification .....................................................23
7.8   Limitations on Registration Rights ..................................26
7.9   Rule 144 Reporting ..................................................26
7.10  Listing Application .................................................26

                                      (ii)

7.11  Damages .............................................................27

                                  ARTICLE VIII

                    CONDITIONS OF THE PURCHASER'S OBLIGATION

8.1   Effect of Conditions ................................................27
8.2   Representations and Warranties ......................................27
8.3   Performance .........................................................27
8.4   Board Election ......................................................27
8.5   Certified Documents, etc ............................................27
8.6   Amendment to Articles of Incorporation ..............................27
8.8   Redemption Agreement ................................................28
8.9   Opinion of Counsel ..................................................28
8.10  Employment Agreements ...............................................28
8.11  Consulting Agreement ................................................28
8.12  Shareholder Indebtedness ............................................28

                                   ARTICLE IX

                    CONDITIONS OF THE COMPANY'S OBLIGATION ................28

                                   ARTICLE X

                           CERTAIN DEFINITIONS ............................29

                                   ARTICLE XI

                                  MISCELLANEOUS


11.1  Survival of Representations .........................................31
11.2  Parties in Interest .................................................31
11.3  Shares Owned by Affiliates ..........................................31
11.4  Amendments and Waivers ..............................................31
11.5  Notices .............................................................32
11.6  Expenses ............................................................32
11.7  Counterparts ........................................................32
11.8  Effect of Headings ..................................................33
11.9  Adjustments .........................................................33
11.10 Governing Law .......................................................33


                                      (iii)

                                                June 25, 1996


HIG Fund V, Inc.
c/o HIG Capital Management, Inc.
1001 South Bayshore Dr.
Suite 2310
Miami, Florida 33131

      Re:    Series A Preferred Stock

Gentlemen:

      Let's Talk Cellular of America, Inc., a Florida corporation {the "Company"), Nick Molina and Brett Beveridge (individually a "Principal Shareholder" and collectively, the "Principal Shareholders") hereby agree with you as follows (terms used herein and not otherwise defined shall have the meanings as set forth in Article X hereof):

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

      1.1 Purchase and Sale of Preferred Stock. At the Closing, the Company will sell to you (the "Purchaser") an aggregate of 100,000 shares of the Company's Series A Preferred Stock, par value $30 per share (the "Preferred Stock"), at a price of $32.95 per share, for an aggregate purchase price of $3,295,000 payable as provided in Section 1.3. The Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto. The shares of Preferred Stock purchased pursuant to this Section 1.1 are referred to herein as the "Purchased Shares."


      1.2 The Conversion Shares. The Company has authorized and reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Purchased Shares. The shares of Common Stock issued or issuable upon conversion of the Purchased Shares are referred to herein as the "Conversion Shares."

      1.3 Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof, the purchase of the Purchased Shares shall be made at a closing (the "Closings") to be held at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, at 10:00 A.M. on June 25, 1996, or at such other time and on such other date as the Purchaser and the Company may mutually agree. Payment at the Closing for the Purchased Shares shall be by wire transfer payable in immediately available federal funds. At the Closing, (a) the Company shall deliver a certificate representing 33,334 shares of Preferred Stock to the Purchaser and two certificates, each representing 33,333 shares of Preferred Stock issued in the name of the Purchaser, to the Escrow Agent subject to the Escrow Agreement, and (b) the Purchaser shall deliver $1,285,000 in immediately available funds to the Company and deposit $2,000,000 in the escrow account subject to the Escrow Agreement. For purposes of this Agreement and the Escrow Agreement, the $2,000,000 shall be the property of the Company and the Escrowed Shares shall be validly issued, fully paid and nonassessable shares of Preferred Stock issued in the name of the Purchaser, in each case, subject only to the conditions subsequent of the release of the escrowed funds set forth in Section 1.4 hereof.


      1.4   Release of Funds From Escrow.


            (a) The Company shall have the right at any time after the Closing to draw the first and second $1 million held in the Escrow Account upon the occurrence of each of the following events: (i) the Company shall have used substantially all of the previous amounts funded at closing or at the first draw from the Escrow Account in accordance with Schedule 3.8 or as otherwise agreed to by the Purchaser in writing (ii) there shall have been no material adverse change in the Company's condition or prospects which would result in a disaster,
(iii) the representations and warranties in Article II shall be true and correct in all material respects such that the breach thereof has a disasterous effect on the Company, (iv) the Company shall have complied in all material respects with the covenants set forth in Articles III and IV and the Related Agreements as of the date of the Draw Certificate, and (v) there shall have been no fraud or embezzlement at the Company. The Company shall effect the second and third draw by delivering (i) a certificate confirming the foregoing and showing the use of the funds to the Purchaser, executed by one or more of the Principal Shareholders in their capacity as officers of the Company (the "Draw Certificate") and (ii) disbursement instructions to the Escrow Agent releasing the corresponding certificate representing shares of Preferred Stock to the Purchaser. Within two (2) business days of receiving the Draw Certificate, the Purchaser shall confirm its contents and upon such confirmation issue disbursement instructions to the Escrow Agent releasing the second or third $1 million to the Company. In each case, the disbursement instructions shall be in the form provided for in the Escrow Agreement.

            (b) The Purchaser shall have the unilateral right to release all or a portion of the funds in the Escrow Account and receive the corresponding number of shares of Preferred Stock (1 share for each $30 released) without any action or notice required by the Company.

            (c) The Company and the Purchaser can agree in writing to any other alternative arrangement.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

      In order to induce the Purchaser to purchase the Purchased Shares, the Company and the Principal Shareholders, acting jointly and severally, make the following representations and warranties which shall be true, correct and complete in all respects as of the Closing and on the date of each Draw Certificate.

            2.1 Organization and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial conditions of the Company and its Subsidiaries, taken as a whole.

            2.2 Authorization. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Shareholders' Agreement referred to in Section 8.7, the Redemption Agreement referred to in Section S.8, the Employment Agreements referred to in Section
8.10 and the Consulting Agreement referred to in Section 8.11 (collectively, the "Related Aqreements"), and any other agreements or instruments executed by the Company in connection herewith or therewith and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares and the Conversion Shares issuable upon conversion of the Purchased Shares. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Purchased Shares. The issuance of the Purchased Shares hereunder does not, and the issuance of the Conversion Shares upon conversion of the Purchased Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. Assuming the due execution and delivery by the Purchaser, this Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable in accordance with its respective terms. Based on the representations made by the Purchaser in Article VI of this Agreement, the offer and sale of the Purchased Shares will be exempt from the registration or qualification requirements of applicable federal and state securities laws.

            2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares or the issuance of the Conversion Shares upon conversion of the Purchased Shares, except for (i) those which have already been made or granted and (ii) the filing of registration statements with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission as specifically provided for in Article VII hereof.


            2.4 Authorized and Outstanding Stock. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 650,000 shares are validly issued and outstanding on the date hereof and are held of record and owned beneficially as set forth in Schedule 2.4 hereto; and
(ii) 150,000 shares of Preferred Stock, all of which have been designated as Series A Preferred Stock with the rights, terms and privileges set forth in Exhibit A, and of which no shares are issued or outstanding. There are no treasury shares held by the Company. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Purchased Shares and Conversion Shares issued upon conversion of the Purchased Shares will be, duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement or any Related Agreement. Except as set forth on Schedule 2.4 hereto, there are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Company.

            2.5 Subsidiaries. Except as set forth in Schedule 2.5 hereto, the Company has no Subsidiaries nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on
Schedule 2.5 hereto, (a) the Company owns of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries and (b) no shares of capital stock of any subsidiary was redeemed in violation of any laws or statutes or contract or other rights of any person.

            2.6 Financial Information. Attached hereto as Exhibit 2.6 are true and complete copies of (x) the audited financial statements of the Company for each of the fiscal years ended July 31, 1994 and July 31, 1995, certified by Deloitte & Touche LLP, Company's independent certified public accountants, and
(y) the unaudited balance sheet of the Company at April 30, 1996, and the related statements of income, retained earnings and statements cash flows for the nine-months then ended (all of such financial statements being collectively referred to herein as the "Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly in accordance with generally accepted account principles applied on a basis consistent with prior periods the financial condition and results of operations of the Company as of the dates and for the periods shown except that the unaudited financial statements in (y) above have no notes thereto and do not have any year end adjustments (all of which adjustments are nonrecurring in nature). The Company does not have any liability, contingent or otherwise, which is not adequately reflected in reserved against in the Financial Statements that could materially and adversely affect the financial or condition of the Company. Since the date of the Financial Statements, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company except for changes in the ordinary course of business which, individually or in the aggregate, have not been materially adverse, and (ii) none of the business, prospects, condition (financial or otherwise), operations property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

            2.7 Events Subsequent to the Date of the Financial Statements. Except as set forth on Schedule 2.7 hereto, since April 30, 1996, neither the Company nor any Subsidiary has (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and current liabilities incurred since July 31, 1995 in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) sold, assigned or transferred any of its tangible assets or cancelled any debt or claim, in each case, except in the ordinary course of business, (vi) sold, assigned, transferred or granted any license with respect to any Intellectual Property (as defined in Section 2.11), except pursuant to license or other agreements entered into in the ordinary course of business,
(vii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (viii) made any change in officer compensation,
(ix) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (x) entered into any commitment (contingent or otherwise) to do any of the foregoing.

            2.8 Litigation. Except as otherwise set forth on Schedule 2.8 hereto, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company and the Principal Shareholders, threatened, against the Company or any Subsidiary or affecting any of the Company's or such Subsidiary's properties or assets, or against any officer, employee or shareholder of the Company or any Subsidiary in his capacity as such, which litigation, proceeding or investigation may have any substantial chance of recovery where such recovery would likely have a material adverse effect on the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company and the Principal Shareholders, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery where such recovery would likely have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary, nor any officer, employee, or shareholder of the Company or any Subsidiary in his capacity as such is, to the knowledge of the Company and the Principal Shareholders, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may materially and adversely affect the business or assets of the Company and its Subsidiaries, taken as a whole.

            2.9 Compliance with Laws and Other Instruments. The Company and its Subsidiaries are in compliance with all of the provisions of this Agreement and of its charter and by-laws and the agreements set forth in Schedule 2.13 hereto and to the knowledge of the Company and the Principal Shareholders is in compliance, in all material respects, with the provisions of each other mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, law, and/or regulation by which any of them is bound or to which any of them or any of their respective properties are subject. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares, or the Conversion Shares upon conversion of the Purchased Shares, or the transactions contemplated hereby (including the use of the proceeds in the manner contemplated by Section 3.8), with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Subsidiary pursuant to any provision of the Company's or such Subsidiary's charter or by-laws, or any statute, rule or regulation, material contract, judgment, decree or, to the knowledge of the Company and its Principal Shareholders, other document or instrument by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective Properties are subject.

            2.10 Taxes. The Company and each of its Subsidiaries has filed all tax returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns. No deficiencies for any tax in excess of $1,000 are currently assessed against the Company or any Subsidiary, and no tax returns of the Company or any Subsidiary have ever been audited, and, to the knowledge of the Company and the Principal Shareholders, there is no such audit pending or contemplated. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

            2.11 Property. (a) Schedule 2.11(a)(i) hereto sets forth the addresses of all real property that the Company or any Subsidiary owns, leases or subleases, and any material lien or encumbrance on any such owned real property or the Company's or Subsidiary's leasehold interest therein. Except as set forth on Schedule 2.11(a)(ii) hereto, the Company or its Subsidiary, as the case may be, has good and marketable title to, and owns free and clear of all liens and encumbrances, all real and personal, tangible and intangible property shown as owned by the Company or any Subsidiary on the Financial Statements except for such property as sold in the ordinary course of business. Except as set forth on Schedule 2.11(a)(iii) hereto, there are no defaults by the Company or any Subsidiary or, to the knowledge of the Company and the Principal Shareholders, by any other party thereto, which might curtail in any material respect the present use of the Company's and such Subsidiary's real and personal, tangible and intangible property. The performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule
2.11 hereto.

                  (b) Set forth on Schedule 2.11(b) hereto is a list and brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications trade names and copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company or any Subsidiary, or of which the Company or any Subsidiary is a licensor or licensee or in which the Company or any Subsidiary has any right (collectively, the "Intellectual Property"). The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary or desirable to the conduct of their businesses as conducted and as proposed to be conducted, and has taken all actions reasonably necessary to protect the Intellectual Property and no claim is pending or, to the knowledge of the Company and the Principal Shareholders, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, which claim, if successfully asserted, could have a material adverse effect on the business of the Company or its Subsidiaries.

                  2.12 Governmental and Industrial Approvals. The Company and each of its Subsidiaries has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and such Subsidiaries to conduct their respective businesses, the absence of which would have a material adverse effect on the Company or its Subsidiaries. None of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

                  2.13  Contracts and Commitments. Except as set forth on
Schedule 2.13 hereto, neither the Company nor any Subsidiary has any contract, obligation or commitment which is material or which involves a potential material commitment or any stock redemption or stock purchase agreement, financing agreement, management agreement, services agreement, license, lease, or stock option plan. For purposes of this Section 2.13, a contract, obligation or commitment shall be deemed material if it requires future expenditures by the Company or any Subsidiary in excess of $10,000 or might result in payments to the Company or any Subsidiary in excess of $10,000. To the knowledge of the Company and the Principal Shareholders, the Company and its Subsidiaries and each other party to such agreement have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under the contracts, obligations and commitments listed on Schedule 2.13 hereto which would have a material adverse effect on the Company or its Subsidiaries, and such contracts, obligations and commitments are in full force and effect on the date hereof.

                  2.14 Securities Act. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Purchased Shares and the issuance of the Conversion Shares upon conversion of the Purchased Shares. Neither the Company nor anyone acting on its behalf has offered any of the Purchased Shares, or similar securities, or solicited any offers to purchase any of such securities, so as to bring the issuance and sale of the Purchased Shares under the registration provisions of the Securities Act. The Company has not granted any rights relating to registration of its capital stock under the Securities Act or state securities laws other than those contained in this Agreement.

      2.15 Insurance Coverage. Schedule 2.15 hereto contains an accurate summary of the insurance policies currently maintained by the Company and its Subsidiaries. Except as described on Schedule 2.15, there are currently no material claims pending against the Company or any Subsidiary under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company and its Subsidiaries has been paid to date.

      2.16 Employee Matters. Except as set forth on Schedule 2.16 hereto, neither the Company nor any Subsidiary has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. Schedule 2.16 hereto sets forth a true and complete list of the compensation paid to the Company's three highest compensated employees for the two years ended July 31, 1994 and 1995. The Company and the Principal Shareholders have no knowledge that any of the officers or other key employees of the Company or any Subsidiary presently intends to terminate his employment. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company and each Subsidiary is in material compliance with the terms of all plans, programs and agreements listed on Schedule 2.16, and each such plan, program or agreement is in compliance with all of the requirements and provisions of the Employee Retirement Income Security Securities Act of 1974, as amended ("ERISA"). No such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"), or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program. Neither the Company nor any Subsidiary has or has maintained any group health plan subject to Section 4980B of the Code or Section 162(i) or
(k) of the Code as amended by the Consolidated Omnibus Budget Reconciliation Securities Act of 1985, as amended by the Technical and Miscellaneous Revenue Securities Act of 1988. With respect to each plan listed on Schedule 2.16 hereto, to the knowledge of the Company and its Principal Shareholders all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed.

      2.17 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or and of its Subsidiaries.

      2.18 Transactions with Affiliates. Except as set forth on Schedule 2.18 hereto, there are no loans, leases or other continuing transactions between the Company or any Subsidiary on the one hand, and any officer or director of the Company or any Subsidiary or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder on the other hand.

      2.19 Assumptions. Guarantees etc. of Indebtedness of Other Persons. Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments For deposit or collection or similar transactions in the ordinary course of business.

      2.20 Restrictions on Subsidiaries. There are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets between the Company and any of its Subsidiaries or between any Subsidiaries of the Company.

      2.21 Disclosures. Neither this Agreement, any schedule or exhibit to this Agreement, the Related Agreements, the Financial Statements, nor any other agreement, document or written statement made by the Company or the Principal Shareholders and furnished by the Company or the Principal Shareholders to the Purchaser or the Purchaser's special counsel in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially misleading. There is no material fact known to the Company or the Principal Shareholders that has not been disclosed herein or in any other material agreement, document or written statement furnished by the Company or any of its Subsidiaries to the Purchaser or its special counsel in connection with the transactions contemplated hereby which materially adversely affects the business, properties, assets or financial condition of the Company or any of its Subsidiaries.

                                  ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY

      Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the date hereof and until the consummation of the first Qualified Public
Offering:

      3.1 Accounts and Reports. The Company will, and will cause each of its Subsidiaries to, maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to the Purchaser the information set forth in this Section 3.1.

            (a) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, shareholders' equity and cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly certified by a "big six" independent public accountant of national recognition selected by the Board of Directors of the Company.

            (b) Within thirty (30) days after the end of each calendar month, a preliminary consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and preliminary consolidated and consolidating statements of income, shareholders, equity and cash flow for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

            (c) Prior to the end of each fiscal year, a copy of the operating plan and budget for the next fiscal year required under Section 3.7, in form consistent with good business practice.

            (d) Promptly upon receipt thereof, any written report, so called "management letter", and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries.

            (e) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instru-mentality, domestic or foreign, affecting the Company (or any Subsidiary) which, if successful, could have a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed; and
(iii) any action, event or circumstance that is reasonably likely to have a material adverse effect on the Company or any Subsidiary, taken as a whole.

            (f) Promptly upon sending, making available, or filing the same, all reports and financial statements as the Company (or any Subsidiary) shall send or make available generally to the shareholders of the company as such or to the commission.

            (g) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchaser may from time to time reasonably request.

      3.2 Payment of Taxes. The Company will pay and discharge (and cause any Subsidiary to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

      3.3 Maintenance of Key Man Insurance. The Company will, at its expense, within sixty (60) days of the Closing Date maintain a life insurance policy with a responsible and reputable insurance-company payable to the Company on the life of each of Nick Molina and Brett Beveridge, each in the face amount of $2 million. The Company will maintain such policies and will not cause or permit any assignment of the proceeds of such policies and will not borrow against such policies. The Company will add one designee of the Purchaser as a notice party to such policies, and will request that the issuer of such policies provide such designee with ten (10) days, notice before either of such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

      3.4 Compliance with Laws, etc. The Company will comply (and cause each of its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could materially adversely affect the business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

      3.5 Inspection. At any reasonable time during normal business hours and from time to time upon five (5) days written notice, the Company (and each of its Subsidiaries) will permit the Purchaser who then owns, of record or beneficially, or has the right to acquire, at least twenty-five percent (25%) of the Conversion Shares, or any transferee of a Purchaser who owns, of record or Beneficially, or has the right to acquire, at least five percent (at) of the then outstanding Common Stock, or any of the agents or representatives of the foregoing Persons, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors. If the Purchaser or its transferee or any of their agents or representatives exercise their inspection rights under this
Section 3.5, then such Person shall agree to execute an acceptable confidentiality agreement with the Company or its Subsidiaries regarding the matters or materials to Le reviewed pursuant to such inspection.

      3.6 Corporate Existence: Ownership of Subsidiaries. The Company will, and will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole.

      3.7 Board Of Directors. Prior to the end of each fiscal year, the Company will prepare and submit to its Board of Directors for its approval prior to such year end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable month by month detail for the immediately following year. The budget shall be in form and substance satisfactory to a majority of the Board of Directors. The Directors shall schedule regular meetings not less frequently than once every sixty days.

      3.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares in the manner and for the purposes set forth in Schedule
3.8 hereto and for no other manner or purpose.

                                   ARTIVLE IV

                       NEGATIVE COVENANTS OF THE COMPANY

      Without limiting any other covenants and divisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary to comply) with each of the provisions of this Article IV on and after the date hereof and until the consummation of the first Qualified Public Offering; provided, however, that the provisions of Section 4.2 shall continue in force only so long as there are Purchased Shares outstanding.

      4.1 Investments in Other Persons. The Company will not make or permit any Subsidiary to make any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:

          (i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

          (ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by (A) a bank organized in the United States having capital, surplus and undivided profits of at least $250,000,000 or (B) Republic National Bank;

          (iii) loans or advances from a Subsidiary to the Company or from a Subsidiary to another Subsidiary;

          (iv) investments by the Company or a Subsidiary in A-rated or better commercial paper having a maturity of not more than one year from the date of acquisition;

          (v) investments by the Company or a Subsidiary in "money market" fund shares, or in "money market" accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that such Money market fund or "money market" accounts invest principally in investments of the types described in clauses (i), (ii) or (iv) of this subsection 4.1; and

          (vi) loans to employees in the aggregate amount of up to $7,500 for any individual employee and up to $50,000 to all employees at any one time.

      4.2 Distributions. The Company will not declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any Subsidiary to do any of the foregoing, except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of the Preferred Stock as contained in Exhibit A hereto relating to the payment of dividends, liquidation preferences or redemption payments on or with respect to the Preferred Stock or redemption of the Preferred Stock; or (iii) repurchasing the Purchased Shares or shares of Common Stock from the Purchaser in accordance with the Redemption Agreement attached as Exhibit C hereto.

      4.3 Dealings with Affiliates. Except for the Consulting Agreement with HIG Capital Management, Inc., the Company will not enter into (or permit any Subsidiary to enter into) any transaction including, without limitation, any loans or extensions of credit or royalty or services agreements with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families.

      4.4 Merger. The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to any Person, or permit any Subsidiary to do any of the foregoing, (i) except for sales or other dispositions of assets in the ordinary course of business, and (ii) except that (a) any wholly owned Subsidiary may merge into or consolidate with or transfer assets to any other wholly owned Subsidiary and (b) any wholly owned Subsidiary may merge into or transfer assets to the Company.

      4.5 Option Shares. The Company will not issue shares of its capital stock and will not grant any options, rights or warrants to acquire its capital stock to employees and directors of, and consultants to, the Company and its Subsidiaries, except that not more than 50,000 shares of Common Stock, which number includes options previously granted, may be issued to employees of the Company (other than the Principal Shareholders), which options granted after the date hereof have an exercise price per share that is not less than the greater of (a) fair market value of the Common Stock on the date of grant and
(b) the purchase price for the Purchased Shares. Each grant of stock options shall be approved by the Compensation Committee of the Company's Board of Directors established pursuant to the Shareholders' Agreement.

      4.6 Indebtedness. The Company shall not (a) be liable for Indebtedness in excess of the amounts set forth on Schedule 4.6 hereto at any time, (b) issue additional capital stock, in each case, without the prior written consent of the Purchaser and (c) repay or prepay any Indebtedness owed the Principal shareholders except as set forth in Exhibit hereto.

      4.7 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Company shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or become effective any encumbrances or restrictions on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profit owned by any of the Company or any of its Subsidiaries, or pay any indebtedness owed by any of the Subsidiaries, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company.

      4.8 No Conflicting Agreements. The Company agrees that neither it nor any Subsidiary will, without the consent of the Purchaser, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchaser of any of their rights under this Agreement or any of the Related Agreements.

      4.9 Compensation; Consulting and Other Agreements. The Company shall not pay to its management or consultants compensation in excess of that compensation determined by the Compensation Committee of the Board of Directors established pursuant to the Shareholders' Agreement.

      4.10 Fundamental Changes. Without the consent of a majority of its Board of Directors, the Company shall not (a) engage in any businesses other than the businesses in which it is presently engaged or currently proposes to engage in (including without limitation the business contemplated by the Kiosk Staffing Agreement by and between Cellular Telephone Company and LTC Kiosk Corporation),
(b) sell, distribute, lease, manufacture or otherwise engage in the business of new forms of wireless communications systems (including personal communications systems) and (c) change cellular carriers within an existing geographic area from the cellular carrier it is using as of the date of this Agreement in such area Without the prior written consent of the Purchaser, the Company shall not engage in any other business other than the sale and display of retail of communication devices and equipment including but not limited to all types of cellular and mobile telephones, personal communicators, long and short range cordless telephones, beepers and other types of paging devices, radar detectors, facsimile machines, video and novelty telephones, any device that transmits, receives or stores any type of data and any other types of electronic devices and accessories related to all such devices and equipment; provided, that any retail store may sell any other electric devices and equipment so long as the sales of such other electric devices and equipment do not exceed ten percent (10%) of such store's gross sales.

      4.11 Capital Expenditures. The Company shall not make capital expenditures in excess of the amounts set forth on Schedule 4.11 hereto without the prior written consent of the Purchaser.

                                    ARTICLE V

                                PREEMPTIVE RIGHT

      5.1 Right of Purchase. The Company hereby grants to the Purchaser so long as it shall own, of record or beneficially, or have the right to acquire, any Purchased Shares, Conversion Shares or Common Stock, the right to purchase all or part of its pro rata share of New Securities (as defined in Section 5.2) which the Company, from time to time, proposes to sell and issue. A Purchaser's pro rata share, for purposes of this preemptive right, is the ratio of the number of Purchased Shares, Conversion Shares and shares of Common Stock which such Purchaser owns or has the right to acquire to the total number of Purchased Shares, Conversion Shares and shares of Common Stock then outstanding.

      5.2 Definition of New Securities. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not include (I) securities purchased under this Agreement or Conversion Shares issued upon conversion of the Purchased Shares, (ii) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (iii) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any stock split, subdivision or combination of Preferred Stock, (iv) the aggregate number of shares of Common Stock issued upon exercise of options permitted under Section 4.5 hereof, and
(v) Common Stock issued to a new chief executive officer or President selected by the Board of Directors and approved by the holders of a majority of the Preferred Shares.

      5.3 Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. The Purchaser shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase up to the Purchaser's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

      5.4 Sale by the Company. In the event the Purchaser fails to exercise in full its preemptive right, the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which and to the extent the Purchaser's option was not exercised at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 60 day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Purchaser in the manner provided above.

      5.5 Termination of Rights. The rights granted to the Purchaser under this Article V shall expire immediately prior to, and shall not apply in connection with, the consummation of the first Qualified Public Offering.

                                   ARTICLE VI

                           PURCHASER'S REPRESENTATIONS

      6.1 Representations and Warranties. The Purchaser has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements, and any other agreements or instruments executed by the Purchaser in connection herewith or therewith and the consummation of the transactions contemplated herein or therein. The Purchaser hereby represents and warrants to the Company that, assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their respective terms; the Purchaser has been advised and understands that the Purchased Shares have not been registered under the Securities Act, on the grounds that no distribution or public offering of the Purchased Shares is to be effected, and that in this connection, the Company is relying in part on the representations of the Purchaser set forth in this Article VI; the Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Purchased Shares or Conversion Shares; the Purchaser is purchasing the Purchased Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; and by reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

      6.2 Permitted Sales; Legends. Notwithstanding the foregoing representations, the Company agrees that it will permit a distribution of Purchased Shares or Conversion Shares by the Purchaser to one or more of its affiliates and Qualified Institutional Buyers, as defined in Rule 144A of the Securities Act, if (i) the transfer is in accordance with the Shareholders Agreement, (ii) the transferee agrees in writing to be subject to the terms hereof and the Shareholders Agreement to the same extent as if it were an original Purchaser hereunder and (iii) a sale or other transfer of any of the Purchased Shares or Conversion Shares upon obtaining an opinion of counsel satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act and applicable state securities or "blue-sky" laws.

      6.3 Current Shareholder Guaranties. HIG Fund V, Inc., so long as it is a holder of Purchased Shares, shall use all reasonable efforts (other than the extension of money or credit accommodations) to assist the Principal Shareholders in removing themselves as guarantors of the Company's outstanding indebtedness and leases; provided, however, that nothing in this Section 6.3 shall result in any liability to HIG Fund V, Inc. in the event the Principal Shareholders are unable to remove themselves as sureties for the Company's obligations.

                                  ARTICLE VII

                              REGISTRATION RIGHTS

      7.1 Certain Definitions. As used in this Article VII, the following terms shall have the following respective meanings:

      "Holder" means the person who is then the record owner of Registrable Securities, which have not been sold to the public.

      "Initiating Holders" means any Purchaser or its assignee who in the aggregate are holders of at least twenty-five percent (25%) of the Registrable Securities.

      "Registrable Securities" means (i) all of the Conversion Shares owned by the Purchaser, (ii) all other shares of Common Stock now owned or hereafter acquired by the Purchaser; (iii) all shares of Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by the Purchaser; and (iv) any Common Stock issued in respect of the shares described in clauses (i) through
(iii) upon any stock split, stock dividend, recapitalization other similar event.

      The term "registers" means to register under the Securities Act and applicable state securities laws for the purpose of effecting a public sale of securities.

      "Registration Expenses" means all expenses incurred by the Company in compliance with Sections 7.2, 7.3 or 7.5 hereof, including, without limitation, all registration and filing fees, printing expenses, transfer taxes, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders and other security holders, and the expense of any special audits incident to or required by any such registration.

      "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

      7.2   Requested Registrations.

            (a) If after the earlier of (i) the fourth anniversary of the date hereof and (ii) the consummation of a public offering by the Company, the Company shall receive from one or more Initial Holders a written request that the Company effect the registration of Registrable Securities representing at least twenty five percent (25%) of the Registrable Securities then outstanding or issuable and the reasonably anticipated aggregate price to the public of the Registrable Securities to be included in such registration would exceed $5 million, in connection with a firm commitment underwriting financed by a nationally recognized underwriter, the Company shall:

           (i) promptly give written notice of the proposed registration to all other Holders; and

           (ii) as soon as practicable, use its best efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company. If the underwriter managing the offering advises the Holders who have requested inclusion of their Registrable Securities in such registration that marketing considerations require a limitation on the number of shares offered, such limitation shall be imposed pro rata among such Holders who requested inclusion of Registrable Securities in such registration according to the number of Registrable Securities each such Holder requested to be included in such registration. Neither the Company nor any other shareholder may include shares in a registration effected under this
      Section 7.2 without the consent of the Holders holding a majority of the Registrable Securities sought to be included in such registration if the inclusion of shares by the Company or the other shareholders would limit the number of Registrable Securities sought to be included by the Holders or reduce the offering price thereof. No registration initiated by Initiating Holders hereunder shall count as a registration under this
      Section 7.2 unless and until it shall have been declared effective.

          (iii) the Holders of the Purchased Shares and the Conversion Shares shall have the right to demand registration twice under this Section 7.2(a).

            (b) Selection of Underwriter. The underwriter of any underwriting requested under this Section 7.2 shall be selected by the Holders holding a majority of the Registrable Securities included therein; provided that such underwriter must be acceptable to the Company.

      7.3   "Piggy Back" Registrations.

            (a) If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their registration rights, other than a registration relating solely to employee benefit plans, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company shall:

           (i) Promptly give to each Holder of Registrable Securities written notice thereof (which shall include the number of shares the Company or other security holder proposes to register and, if known, the name of the proposed underwriter); and

           (ii) Use its best efforts to include in such registration all the Registrable Securities specified in a written request or requests, made by any Holder within ten (10) days after the date of delivery of the written notice from the Company described in clause (I) above. If the underwriter advises the Company that marketing considerations require a limitation on the number of shares offered pursuant. to any registration statement, then the Company may offer all of the Securities it proposes to register for its own account or the maximum amount that the underwriter considers saleable and such limitation on any remaining securities that may, in the opinion of the underwriter, be sold will be imposed pro rata among all Shareholders who are entitled to include shares in such Registration Statement according to the number of Registrable Securities each such shareholder requested to be included In such registration statement.

            (b) The Company shall select the underwriter for an offering made pursuant to this Section 7.3.

      7.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 7.2, 7.3 or 7.5 shall be paid by the Company. All Selling Expenses incurred in connection with any such registration, qualification or compliance shall be borne by the holders of the securities registered, pro rata on the basis of the number of their shares so registered.

      7.5 Registration on Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act) in Accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Article VII, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided that in no event shall the Company be required to register shares with an aggregate market value of less than $500,000.

      7.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Article VII, the Company shall keep each Holder of Registrable Securities included in such registration advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company shall do the following for the benefit of such Holders:

            (a) Use its best efforts to keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs, and amend or supplement such registration statement and the prospectus contained therein from time to time to the extent necessary to comply with the Securities Act and applicable state securities laws;

            (b) Use its best efforts to register or qualify the Registrable Securities covered by such registration under the applicable securities or "blue sky" laws of such jurisdictions as the selling shareholders may reasonably request; provided, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or otherwise required to be so qualified or to take any action which would subject it to the service of process in suits other than those arising out of such registration;

            (c) Furnish such Number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

            (d) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 7.2 hereof, the Company shall enter into any underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and is entered into by the Holders and provided further that, if the underwriter so requests, the underwriting agreement shall contain customary indemnification and contribution provisions on the part of the Company;

            (e) To the extent then permitted under applicable professional guidelines and standards, obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case addressed to the Holders, and provide copies thereof to the Holders; and

            (f) Permit the counsel to the selling shareholders to inspect and copy such corporate documents as he may reasonably request.

      7.7   Indemnification.

            (a) The Company shall, and hereby does, indemnify each Holder, each of its officers and stockholders, and each person controlling such Holder within the meaning of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article VII, and each underwriter, if any, and each person who controls such underwriter within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or: other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein of necessary to make the statements therein not misleading, or an, violation by the Company of the Securities Act or the Exchange Act or the securities act of any state or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and shall reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, whether or not resulting in any liability, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

            (b) Each Holder shall, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such Holder and each of their officers, directors and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holder's directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in Conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein;

provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the net proceeds received by such Holder upon sale of his securities.

            (c) Each party entitled to indemnification under this Section 7.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified
Party has actual knowledge of any claim as to which indemnity may be sought, but the failure of any Indemnifying Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 7.7 (except and to the extent the Indemnifying Party has been prejudiced as a consequence thereof). The Indemnifying Party shall be entitled to participate in, and to extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, at its expense to assume, the defense of any such claim or any litigation resulting therefrom, with counsel reasonably satisfactory to such Indemnified Party, provided that the Indemnified Party may participate in such defense at its expense, notwithstanding the assumption of such defense by the Indemnifying Party, and provided, further, that if the defendants in any such action shall include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties and the fees and expenses of such counsel shall be paid by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall (i) furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom and
(ii) shall reasonably assist the Indemnifying Party in any such defense, provided that the Indemnified Party shall not be required to expend its funds in connection with such assistance.

            (d) No Holder shall be required to participate in a registration pursuant to which it would be required to execute an underwriting agreement in connection with a registration effected under Section 7.2 or 7.3 which imposes indemnification or contribution obligations on such Holder more onerous than those imposed hereunder; provided, however, that the Company shall not be deemed to breach the provisions of Section 7.2 or 7.3 if a Holder is not permitted to participate in a registration on account of his refusal to execute an underwriting agreement on the basis of this subsection (d).

            7.8 Limitations on Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder (a) the right to require the Company, upon any registration of any of its securities, to include, among the securities which the Company is then registering, securities owned by such holder, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not limit the number of Registrable Securities sought to be included by the Holders of Registrable Securities or reduce the offering price thereof; or (b) the right to require the Company to initiate any registration of any securities of the Company.

            7.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Securities Act) to the public without registration, the Company agrees to use its best efforts to:

                  (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

                  (c) so long as a Purchaser owns any restricted securities, furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

      7.10 Listing Application. If shares of any class of stock of the Company shall be listed on a national securities exchange, the Company shall, at its expense, include in its listing application all of the shares of the listed class then owned by any Purchaser.

      7.11 Damages. The Company recognizes and agrees that the holder of Registrable Shares shall not have an adequate remedy if the Company fails to comply with the provisions of this Article VII, and that damages will not be readily ascertainable, and the Company expressly agrees that in the event of such failure any Holder of Registrable Shares shall be entitled to seek specific performance of the Company's obligations hereunder and that the Company will not oppose an application seeking such specific performance.

                                  ARTICLE VIII

                    CONDITIONS OF THE PURCHASER'S OBLIGATION

      8.1 Effect of Conditions. The obligation of the Purchaser to purchase and pay for the Purchased Shares at the Closing shall be subject to the satisfaction of each of the conditions stated in the following Sections of this Article.

      8.2 Representations and Warranties. The representations and warranties of the Company and the Principal Shareholders Contained in this Agreement shall be true and correct on the date of the Closing, and the Purchaser shall have received a certificate dated as of such Closing and signed on behalf of the Company and the Principal Shareholders to that effect.

      8.3 Performance. The Company and the Principal Shareholders shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it and him at or prior to the Closing, and the Purchaser shall have received a certificate dated as of such Closing and signed on behalf of the Company and by the Principal Shareholders to that effect.

      8.4 Board Election. Concurrently with the Closing, the Board of Directors of the Company shall have been expanded to comply with the provisions of the Shareholders' Agreement.

      8.5 Certified Documents. etc. Counsel for the Purchaser shall have received a copy of the Company's Articles of Incorporation, as amended, certified by the Secretary of State of the State of Florida and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and tax good standing of the Company and its Subsidiaries, which the Purchaser or its counsel may reasonably request.

      8.6 Amendment to Articles of Incorporation. The Articles of Incorporation of the Company shall have been amended to provide for the authorization of the Preferred Stock with the terms set forth in Exhibit A hereto.

      8.7 Shareholders' Agreement. A Shareholders' Agreement in the form of Exhibit B attached hereto shall have been executed by he Company and the shareholders named therein.

      8.8 Redemption Agreement. A Redemption Agreement in the form of Exhibit C attached hereto shall have been executed by the Company.

      8.9 Opinion of Counsel. The Purchaser shall have received an opinion, dated the date of the Closing, from Steel, Hector & Davis, counsel to the Company, substantially in the form attached as Exhibit D hereto.

      8.10 Employment Agreements. The Principal Shareholders shall have executed an Employment Agreement in the form of Exhibit E hereto.

      8.11 Consulting Agreement. A Consulting Agreement in the form of Exhibit F attached hereto shall have been executed by the Company.

      8.12 Shareholder Indebtedness. The Company and the Principal Shareholders shall have amended and restated all of the Company's indebtedness to the Principal Shareholders on the terms and the conditions as set forth in the form of promissory note attached as Exhibit G hereto.

      8.13 Side Letters. Mr. Sorenson and Ms. Gozlan, Republic National Bank and AT&T shall have executed their respective side letters as set forth in Exhibit H hereto.

                                   ARTICLE IX

                     CONDITIONS OF THE COMPANY'S OBLIGATION

      The obligations of the Company under this Agreement are subject to the fulfillment, or the waiver, of the following conditions on or before the
Closing:

      (a)   The representations and warranties of the Purchaser contained in
Article VI shall be true and correct on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of that date.

      (b) The Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Purchaser prior to or at the Closing.

                                   ARTICLE X

                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Agreement" means this Series A Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties.

      "Applicable Conversion Value" shall mean the Applicable Conversion Value of the Preferred Stock under Section 5(c) of Exhibit A.

      "Closing" shall have the meaning set forth in Section 1.3.

      "Commission" shall have the meaning set forth in Section 2.3.

      "Common Stock" will include (a) the Company's Common Stock, par value $1.00 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (c) any other securities of the Company into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

      "Company" means and shall include Let's Talk Cellular of America, Inc., a Florida corporation, and its successors and assigns.

      "Conversion Shares" shall have the meaning set forth in Section 1.2.

      "Escrow Accounts" shall mean the account established in the Custody of the Escrow Agent pursuant to the Escrow Agreement.

      "Escrow Agents" shall mean Greenberg, Traurig and its permitted successors and assigns.

      "Escrow Agreement" shall mean that certain escrow agreement by and among the Company, the Purchaser and the Escrow Agent in the form of Exhibit H hereto.

      "Holders" shall have the meaning set forth in Section 7.1.

      "Indebtedness" means all obligations, contingent and otherwise, for borrowed money which are required to be reflected an indebtedness on a balance sheet prepared in accordance with generally accepted accounting principles including, without limitation, any current portion of long-term indebtedness, capitalized leases and all guaranties, endorsements and other contingent obligations in respect of indebtedness of others except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

      "Indemnified Party" shall have the meaning set forth in Section 7.7.

      "Indemnifying Party" shall have the meaning set forth in Section 7.7.

      "Initiating Holders" shall have the meaning set forth in Section 7.1.

      "New Securities" shall have the meaning set forth in Section 5.2.

      "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

      "Preferred Stock" shall have the meaning set forth in Section 1.1

      "Purchased Shares" shall have the meaning set forth in Section 1.1.

      "Purchaser" shall have the meaning set forth in Section 1.1.

      "Qualified Public Offerings" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $10,000,000 and in which the price per share of Common Stock equals or exceeds one point seven five (1.75) times the then Applicable Conversion Value of the Preferred Stock under Section 5(c) of Exhibit A.

      "Registrable Securities" shall have the meaning set forth in Section 7.1.

      "Registration Expense" shall have the meaning set forth in Section 7.1.

      "Related Agreements" shall have the meaning set forth in Section 2.2.

      "Securities Acts" means the Securities Act of 1933, as amended.

      "Selling Expenses" shall have the meaning set forth in Section 7.1.

      "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries tan herein defined) directly or indirectly owns at the time more than fifty percent (50~) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                                   ARTICLE XI

                                 MISCELLANEOUS

      11.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the closing of the transaction contemplated hereby for a period of six (6) months from the date of Closing, or to the extent otherwise specifically set forth herein.

      11.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Purchased Shares or Conversion Shares); provided, however, that the Company may not assign interests hereunder without the consent of the Purchaser.

      11.3 Shares Owned by Affiliates. For the purpose. of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser.

      11.4 Amendments and Waivers. Amendments or additions to this Agreement may be made, agreements with any decision of the

Company may be made, and compliance with any term, covenant, agreement, condition or provision net forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the company and the holders of a majority of the issued and issuable conversion Shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the schedules and exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.


      11.5 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchaser at the address net forth below or to such other address as may be furnished in writing to the other parties hereto:

      The Company:         Let's Talk Cellular of America, Inc.
                           5200 N.W. 77th Court
                           Miami, Florida 33166
                           Attention:  Mr. Nick Molina

      with copy to:        Steel, Hector & Davis
                           200 South Biscayne Blvd.
                           Miami, Florida
                           Attention:  Harvey Goldman, Esquire

      The Purchaser:       HIG Fund V, Inc.
                           c/o HIG Capital Management, Inc.
                           1001 South Bayshore Drive
                           Suite 2310
                           Miami, Florida  33131
                           Attn:  Mr. Anthony Tamer

      with copy to:        Greenberg, Traurig, Hoffman, Lipoff,
                           Rosen & Guentel, P.A.
                           1221 Brickell Avenue
                           Miami, Florida  33131
                           Attention: Jorge L. Freeland, Esquire

      11.6 Expenses. The Company will pay its own expenses and the legal fees and legal expenses of the Purchaser in connection with the transactions contemplated hereby.

      11.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

      11.8 Effect of Headings. The article and section headings herein are for convenience only and "hall not affect the construction hereof

      11.9 Adjustments. All provisions of thin Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

      11.10 Governing Law. This Agreement shall be deemed a contract made under the internal laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.


                                                Very truly yours,

PRINCIPAL SHAREHOLDERS:                         Let's Talk Cellular of America,
                                                Inc.

/s/ Nick Molina
-------------------------------                 /s/ Nick Molina
Nick Molina                                     -------------------------------

                                                By: Nick Molina
                                                   ----------------------------
/s/ Brett Beveridge                             Name:
-------------------------------                 Title: President
Brett Beveridge


                                                PURCHASER:

                                                HIG Fund V, Inc.

                                                /s/ Anthony Tamer
                                                -------------------------------
                                                By: Anthony Tamer
                                                   ----------------------------

      CONVERSION AGREEMENT, dated as of the 27th day of June, 1997, by and between Let's Talk Cellular & Wireless, Inc., a Florida corporation f/k/a Let's Talk Cellular of America Inc. ("LTC"), HIG Fund V, Inc., a Cayman Islands corporation ("HIG"), and Texas Cellular Partners, L.P., a Delaware limited partnership ("TCP").

      WHEREAS, HIG currently owns 100,000 shares of Series A Preferred Stock of LTC (the "Preferred Stock"), purchased pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of June 25, 1996 (the "Purchase Agreement"), by and between LTC and HIG.

      WHEREAS, LTC has requested that HIG convert the Preferred Stock into Common Stock of LTC, par value $.001 per share (the "Common Stock");

      WHEREAS, LTC is willing to provide HIG with additional shares of Common Stock as consideration for HIG's agreement to convert the Preferred Stock prior to LTC's optional redemption date and for giving up certain rights and privileges granted to HIG incident thereto;

      WHEREAS, HIG has agreed to convert the Preferred Stock into Common Stock and LTC has agreed to issue Common Stock to HIG on the terms and subject to the conditions set forth herein; and

      WHEREAS, the parties hereto have agreed to terminate certain provisions of the Purchase Agreement and amend the Purchase Agreement to provide TCP with registration rights equivalent to those of HIG.

      NOW, THEREFORE, the parties hereby agree as follows:

      1. Agreement to Convert. HIG agrees to convert its 100,000 shares of Preferred Stock in return for 650,000 shares of Common Stock, and hereby delivers to LTC HIG's stock certificates representing the Preferred Stock.

      2. Issuance of Shares. LTC hereby agrees to issue to HIG on the date hereof 650,000 shares of Common Stock as consideration for HIG's conversion of its Preferred Stock on the date hereof and HIG's agreement to give up the rights and privileges incident thereto prior to LTC's optional redemption date.

      3. Termination of Purchase Agreement Provisions. Articles III, IV and V of the Purchase Agreement are hereby terminated in their entirety.

      4.    Registration Rights. The definition of Registrable Securities in
Section 7.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

      "Registrable Securities" means (i) all of the Conversion Shares owned by the Purchaser, (ii) all other shares of Common Stock now owned or hereafter acquired by the Purchaser or TCP; (iii) all shares of Common Stock issued with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by the Purchaser or TCP; and (iv) any Common Stock issued in respect of shares described in clauses (i) through (iii) upon any stock split, stock dividend, recapitalization or other similar event.

      IN WITNESS WHEREOF, the undersigned have execute this Agreement as of the date first above written.


                                         LETS TALK CELLULAR & WIRELESS, INC.

                                         By:  /s/Nick Molina
                                            ---------------------------------
                                              Name:  Nick Molina
                                              Title: Chief Executive Officer


                                         HIG FUND V,INC.

                                         By:  /s/Anthony Tamer
                                            ---------------------------------
                                              Name:  Anthony Tamer
                                              Title: President


                                         TEXAS CELLULAR PARTNERS, L.P.

                                         By: HIG TEXAS CELLULAR COMPANY

                                         By:  /s/Douglas Berman
                                            ---------------------------------
                                              Name:  Douglas Berman
                                              Title: Vice President

                                    Exhibit A

                      Let's Talk Cellular of America, Inc.

                     DESCRIPTION OF SERIES A PREFERRED STOCK


         1. Designation. The 150,000 shares of Series A Convertible Preferred Stock, par value $30.00 per share (the "Preferred Stock"), shall have the following rights, terms and privileges:

         2. Dividends. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock or (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

         3.       Liquidation, Dissolution or Winding Up

                  (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (collectively, a "Liquidation"), before any distribution may be made with respect to the Common Stock or any other series of capital stock, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to $30 per share of Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock) (the "Liquidation Amount").

                  If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                  After the payment of the Liquidation Amount shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Preferred Stock so as to be available for such payments, the holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of secur ities of the Company in accordance with their respective terms.

                  (b) Treatment of Reorganizations. Any Reorganization (as such term is defined in Section 5(f)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 3; provided, however, that each holder of Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(h) hereof, if applic able, in lieu of receiving payment of amounts payable upon liquid ation, dissolution or winding up of the Company pursuant to this Section 3.

                  (c) Distributions in Cash. The Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this
Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Company's Board of Directors.

         4.       Voting Power. Except as otherwise expressly provided in
Section 8 hereof, or as required by law, each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class on all matters.

         5. Conversion Rights for the Preferred Stock. The holders of the Preferred Stock shall have following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

                  (a) General. Subject to and in compliance with the provisions of this Section 5, any share of the Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Preferred Stock being converted.

                  (b) Applicable Conversion Rate. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient (rounded to the hundredth) obtained by dividing $30.00 by the Applicable Conversion Value, calculated as provided in Section 5(c); provided, however, if on the date the conversion is proposed, (i) a Triggering Event has occurred or can reasonably be expected to occur within the next thirty (30) days, and (ii) the Preferred Stock Valuation (based upon an Applicable Conversion Rate of $30.00 divided by the Applicable Conversion Value) is less than the Hurdle Rate, then the Applicable Conversion Rate applicable at all times thereafter shall be the quotient obtained by dividing $45.60 by the Applicable Conversion Value, calculated as provided in Section 5(c). For purposes of this Section 5, the following terms shall have the following meanings:

                           (i) "Hurdle Rate" shall mean the amount equal to $30.00 plus an amount accruing thereon at a compounded rate of twenty percent (20%) per annum commencing from the Closing Date until the date of determination of the Applicable Conversion Rate (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock).

                           (ii) "Triggering Event" shall mean the earlier to occur of (A) a Public Offering, (B) a Reorganization, (C) a Liquidation, or (D) June 25, 2001.

                           (iii) "Preferred Stock Valuation" shall mean the per share fair market value of the consideration received or receivable by a Holder upon the sale or exchange of a share of the Preferred Stock in connection with, or at the time of, a Triggering Event (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock).

                  (c) Applicable Conversion Value. The Applicable Conversion Value shall be $8.57, except that such amount shall be adjusted from time to time in accordance with this Section 5.

                  (d)      Adjustments to Applicable Conversion Values.

                           (i) (A) Upon Sale of Common Stock. If the Company shall, while there are any shares of Preferred Stock outstanding, issue or sell (or in accordance with Section 5(d)(i)(B) below is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value for the Preferred Stock, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Applicable Conversion Value by a fraction:

                                    (1)      the numerator of which shall be (a)
         the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

                                    (2)      the denominator of which shall be
         (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common Stock so issued.

                           (B) Upon Issuance of Warrants, Options and Rights to Common Stock.

                                    (1)      For the purposes of this Section
         5(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as provided above.

         Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Net Con sideration per share of such securities, and (2) had adjust ments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (1) above.

                           (2) For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Company shall be determined as follows:

                                    (i)      The "Net Consideration Per Share"
         shall mean the amount equal to the total amount of con sideration, if any, received by the Company for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                                    (ii)     The "Net Consideration Per Share"
         which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

                           (C) Stock Dividends. In the event the Company shall make or issue a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for the Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of Common Stock payable pro rata to holders of Preferred Stock and to holders of any other class of stock).

                           (D) Consideration Other than Cash. For purposes of this Section 5(d), if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this
         Section 5(d) consists of
         property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

                           (E) Exceptions. This Section 5(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 5(d)(ii)). Further, the provisions of this Section 5(d) shall not apply to (i) shares issued upon conversion of the Preferred Stock, or (ii) options (and the shares issuable upon exercise thereof) to purchase up to an aggregate of 50,000 shares of Common Stock (including options outstanding on the date hereof) issued to employees of the Company, as provided in Section 4.5 of that certain Series A Preferred Stock Purchase Agreement, dated as of June 25, 1996 (the "Purchase Agreement") as amended from time to time. The number of shares in this Section (E) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

                           (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value for the Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value with respect to the Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value for the Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or on any class or series of preferred stock, unless made pro rata to holders of Preferred Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

                  (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5 or by a Reorganization), then and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

                  (f) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be (i) a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5), (ii) a merger or consolidation of the Company with or into another corporation, (iii) the sale of all or substantially all of the Company's properties and assets to any other person, or (iv) any transaction or series of related transactions in which the Principal Shareholders (as defined in the Purchase Agreement) cease to own at least fifty percent (50%) of the outstanding common stock of the Company (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  Except as otherwise provided in Section 3(b), upon the occurrence of a Reorganization, under circumstances which make the preceding paragraph applicable, each holder of Preferred Stock shall have the option of electing treatment for his shares of Preferred Stock under either this Section 5(f) or Section 3 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than five (5) business days before the effective date of such event.

                  (g) Certificate as to Adjustments; Notice by Company. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company at its expense will furnish each holder of Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

                  (i) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Preferred Stock which were not converted.

                  (j) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effect ing the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (k) Minimum Adjustment. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Applicable Conversion Value shall be made if the amount of such adjustment would be less than 1% of the Applicable Conversion Value then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with all amounts so carried forward, aggregates 1% or more of the Applicable Conversion Value then in effect.

         6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

         7.       Redemption

                  (a) Optional Redemption by the Company Upon a Qualified Public Offering. Effective upon the closing of a Qualified Public Offering (as hereinafter defined), all but not less than all of the then outstanding Preferred Stock shall be subject to redemption by the Company, at its election, at a redemption price (the "Company Redemption Price") for each share of Preferred Stock redeemed pur suant to this Section 7(a) equal to the Liquidation Amount (includ ing all accrued but unpaid dividends, whether or not declared) with the amount of accrued dividends due thereon to be calculated and paid through the date payment is actually made to the holders of the Preferred Stock with respect to such redemption. The Company shall give the holders of the Preferred Stock thirty (30) days' written notice of the pendency of a Qualified Public Offering and, if it so elects, of its election to redeem under this
Section 7(a). Such notice shall be mailed by the Company, postage prepaid, to each holder of record of Preferred Stock at its address shown on the records of the Company. If the Company elects to redeem the Preferred Stock, such election shall be irrevocable on the part of the Company unless such Qualified Public Offering shall not occur. The Company Redemption Price shall be paid at the closing of the Qualified Public Offering and shall be paid in cash. For purposes hereof, the term "Qualified Public Offering" shall mean an under written public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $10,000,000 and in which the price per share of Common Stock is at least one point seven five (1.75) times the then applicable Conversion Value of the Preferred Stock.

                  (b) Optional Redemption by the Holders Upon a Public Offering. Effective upon the closing of a Public Offering (as hereinafter defined) (other than a Qualified Public Offering) in which the Company does not elect to redeem all of the-Preferred Stock as provided above, the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock (the "Requesting Holders") may request the Company to redeem any or all of the Preferred Stock then held by such holders. Such request (the "Redemption Request") shall be submitted to the Company in writing within twenty (20) days after the receipt by the holders of the Preferred Stock of the notice of the pendency of a Public Offering from the Company and shall contain the same information as the notice of the pendency of the Public Offering required to be delivered pursuant to the immediately succeeding paragraph. The Redemption Request shall be irrevocable on the part of the Requesting Holders unless the Public Offering shall not occur. The redemption price of each share of Preferred Stock redeemed pursuant to this paragraph shall be equal to the Company Redemption Price provided for in Section 7(a) above. Upon receipt of a Redemption Request, the Company shall promptly give notice thereof (the "Holder Redemption Notice") to each holder of Preferred Stock. Such Holder Redemption Notice shall specify the number of shares of Preferred Stock covered by the Redemption Request and the Company Redemption Price to be paid with respect thereto. Any holder of Preferred Stock who wishes to join in the Redemption Request may do so by so advising the Company in writing within fifteen (15) days after receipt of the Holder Redemption Notice specified in the preceding sentence. No holder of Preferred Stock shall be required to participate in such redemption. The Company shall redeem all shares of Preferred Stock covered by the Redemption Request (including those held by holders who have requested a redemption following receipt of the Holder Redemption Notice) at a closing to be held upon the closing of the Public Offering. At the closing, the Company shall pay for the shares of Preferred Stock so redeemed in an amount equal to the Redemption Price, payable in cash. For purposes hereof, the term "Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock of the Company. If the Public Offering will not constitute a Qualified Public Offering, the Company shall give the holders of the Preferred Stock thirty (30) days' written notice of the pendency of the Public Offering. Such notice shall be mailed by the Company, postage prepaid, to each holder of record of Preferred Stock at its address shown on the records of the Company.

Nothing contained in Section 7(a) or 7(b) shall in any way restrict or prohibit the holders of the Preferred Stock from exercising their conversion rights pursuant to Section 5 hereof prior to the effective date of the redemption to be effected hereunder; provided, however, that any such conversion under Section 7(a) or 7(b) may be subject to the closing of the Qualified Public Offering.

                  (c)      Optional Redemption by the Holder Following Default.

                           (i) In the event the Company becomes in default of one or more of the covenants contained in Article III or Article IV of the Purchase Agreement, any of such events referred to herein as a "Default," and such Default continues for thirty (30) days after notice is sent to the Company (during which time the Company may cure such default), in addition to any other rights the holders of the Preferred Stock may have in equity or law (including specific performance which is hereby agreed to), then the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock may request the Company to (A) redeem any or all of the shares of Preferred Stock then held by such holders and (B) pay in cash any and all sums payable to HIG Capital Management, Inc. pursuant to the Consulting Agreement. Such request (the "Default Redemption Request") shall be submitted to the Company in writing within thirty (30) days after the thirty-first day following the commencement of the Default. The right to cure such Default shall expire on the date the Default Redemption Request is submitted to the Company, then the Default Redemption Request shall be null and void. If such a Default Redemption Request is not so made within such thirty (30) day period, holders of Preferred Stock may not again request redemption under this Section 7(c) unless and until there shall have occurred another Default which remains uncured for a period of thirty consecutive days.

                           (ii) The price (the "Holder Default Redemption Price") for each share of Preferred Stock redeemed pursuant to this
         Section 7(c) shall be equal to the Liquidation Amount.

                           (iii) Upon receipt of a Default Redemption Request, the Company shall promptly give notice thereof (the "Default Redemption Notice") to each holder of Preferred Stock. Such Default Redemption Notice shall specify the number of shares of Preferred Stock covered by the Default Redemption Request and the Holder Default Redemption Price to be paid with respect thereto. Any holder of Preferred Stock who wishes to join in the Default Redemption Request may do so by so advising the Company in writing within 15 days after receipt of the Default Redemption Notice specified in the preceding sentence. No holder of Preferred Stock shall be required to participate in such redemption. The Company shall redeem all shares of Preferred Stock covered by the Default Redemption Request (including those held by holders who have requested a redemption following receipt of the Default Redemption Notice) at a closing to be held not more than thirty (30) days after the date of the Default Redemption Request. At the closing, the Company shall pay for the shares of Preferred Stock so redeemed in an amount equal to the Holder Default Redemption Price, payable in cash.

                  (d) Optional Redemption by the Holders. At the election of the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock, the Company shall, to the extent it may do so under applicable law, redeem all shares pro rata from all holders of Preferred Stock on June 25, 2001 of the shares of Preferred Stock outstanding on the date of such redemption (the "Final Redemption Date"). The Company shall give the holders of the Preferred Stock at least ninety (90) days' notice of the Final Redemption Date (the "Final Redemption Notice"). In the event that the Company does not provide the Final Redemption Notice, the option of the holders of the Preferred Stock to require the Company to redeem the remaining shares of Preferred Stock on the Final Redemption Date shall be extended beyond the Final Redemption Date to a date which is ninety (90) days from the date that the Company elects to mail the Final Redemption Notice. In the event shares of Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The redemption price (the "Holder Redemption Price") for each share of Preferred Stock redeemed pursuant to this Section 7(d) shall be equal to the Liquidation Amount.

         In the event that the holders of the Preferred Stock do not elect to have the Preferred Stock redeemed pursuant to this Section 7(d), the shares of Preferred Stock shall remain outstanding and subject to the rights and preferences contained herein.

                  (e)      Redemption Notice. If an election is made pursuant to
Section 7(d) hereof, written notice of such election shall be mailed, postage prepaid, to the Company, not later than sixty (60) days before the date fixed for redemption pursuant to Section 7(d) or, in the event the Company does not provide the Final Redemption Notice pursuant to Section 7(d) hereof, not later than sixty (60) days before the date that the Final Redemption Date has been extended as provided in Section 7(d) (each of the dates fixed for redemption and the extended redemption date is hereinafter referred to as a "Redemption Date"). If such election is made and appropriate notice is given then, at least forty-five (45) days before the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Company, postage prepaid, to each holder of record of Preferred Stock at its address shown on the records of the Company; provided, however, that the Company's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Preferred Stock or the obligation of the holders to redeem their shares of Preferred Stock as provided in Section 7(d) hereof. The Redemption Notice shall contain: (i) the number of shares of Preferred Stock held by the holder and the total number of shares of Preferred Stock held by all holders subject to redemption as of such Redemption Date; and
(ii) the Redemption Date and the applicable Holder Redemption Price. Any holder of Preferred Stock who wishes to do so may, by giving notice to the Company prior to the Redemption Date, convert into Common Stock any or all of the shares of Preferred Stock held by him and scheduled for redemption on such Redemption Date.

                  (f) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under this Section 7 shall surrender the certificate or certificates representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Company Redemption Price or Holder Redemption Price, as the case may be, for such shares as set forth in this Section 7 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certifi cates therefor shall have been surrendered, all shares of Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be cancelled effective as of the Redemption Date, unless the Company shall default in the payment of the applicable Redemption Price.

         8.       Restrictions and Limitations.

                  (a) Corporate Securities Action. Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class:

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or under the terms of Section 4.2 of the Purchase Agreement;

                  (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Preferred Stock;

                  (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Preferred Stock as to liquidation preferences, dividend rights, or voting rights;

                  (iv) merge or consolidate with any other corporation or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Company, or permit any subsidiary to do any of the foregoing, except for (1) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and (2) any wholly-owned subsidiary may merge into or transfer assets to the Company; or

                  (v) amend, restate, modify or alter the by-laws of the Company in any way which adversely affects the rights of the holders of the Preferred Stock.

                  (b) Amendments to Charter. The Company shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Preferred Stock, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock. Without limiting the generality of the preceding sentence, the Company shall not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Preferred Stock if such amendment would:

                  (i) change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Preferred Stock;

                  (ii) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Preferred Stock;

                  (iii) cancel or modify the conversion rights of the holders of Preferred Stock provided for in Section 5 herein;

                  (iv) cancel or modify the redemption rights of the holders of the Preferred Stock provided for in Section 7 herein; or

                  (v) cancel or modify the rights of the holders of the Preferred Stock provided for in this Section 8.

         9. No Dilution or Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Preferred Stock set forth herein.

         10.      Notices of Record Date. In the event of:

                  (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

                                    EXHIBIT B

                             SHAREHOLDERS' AGREEMENT


         AGREEMENT, made as of the 25th day of June, 1996, by and among Let's Talk Cellular of America, Inc., a Florida corporation (the "Company"), those persons listed on the signature page hereto under Current Shareholders (the "Current Shareholders") and the person listed on the signature page hereto under Investor (together with its permitted transferees, the "Investor" and, with the Current Shareholders, the "Shareholders").

         WHEREAS, the Investor is acquiring an aggregate of 100,000 shares of Series A Preferred Stock, par value $30.00 per share (the "Preferred Stock"), of the Company, pursuant to the terms of a Series A Preferred Stock Purchase Agreement dated as of June 25, 1996 among the Company, the Investor and the Current Shareholders (the "Purchase Agreement"); and

         WHEREAS, it is a condition to the obligations of the Current Shareholders and the Investor under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof.

         NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties' desire to provide for continuity of ownership of the Company to further the interests of the Company and its present and future shareholders, the parties hereby agree with each other as follows:

         1. Definition of Shares. As used in this Agreement, "Shares" shall mean and include all shares of the Preferred Stock or the Common Stock, now owned or hereafter acquired by the Investor and all shares of Common Stock now owned or hereafter acquired by a Current Shareholder. Other terms used as defined terms herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

         2. Prohibited Transfers. No Shareholder shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of all or any of his Shares except in compliance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) any Current Shareholder may transfer without the necessity of prior approval all or any of his Shares by way of gift to his spouse, to any of his lineal descendants or ancestors, or to any trust for the benefit of any one or more of such Current Shareholder, his spouse or his lineal descendants or ancestors, (b) any Current Shareholder may transfer all or any of his Shares by will or the laws of descent and distribution, (c) any Current Shareholder may transfer his Shares to the Investor or to another

Current Shareholder; (d) HIG Fund V, Inc. may transfer up to thirty five percent (35%) of the number of Shares it holds as of the date hereof (as adjusted for stock splits, stock dividends, recapitalizations and similar corporate events) to any Qualified Institutional Buyer (as defined under Rule 144A of the Securities Act of 1933, and (e) any Investor may transfer its Shares to an affiliate (as defined under the Securities Exchange Act of 1934) of such Investor; provided that in the event such transferee under this Section 2 is not already a party to this Agreement, such transferee shall agree in writing with the Company and the other Shareholders, as a condition to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Shareholder transferring such Shares.

         3.       Right of First Refusal on Dispositions.

                  (a) Except for the transfers permitted in Section 2, if at any time a Current Shareholder (a "Selling Current Shareholder") desires to sell or otherwise transfer all or any part of his Shares pursuant to a bona fide offer from a third party (the "Proposed Transferee"), the Selling Current Shareholder shall submit a written offer (the "Offer") by delivering the Offer to the Company and the other Shareholders (the "Other Shareholders"), to sell such Shares (the "Offered Shares") to the Other Shareholders on terms and conditions, including price, not less favorable than those on which the Selling Current Shareholder proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Current Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state (i) that the Other Shareholders may acquire, in accordance with the provisions of this Agreement, any of the Offered Shares for the price and upon the other terms and conditions set forth therein and (ii) that if all such Offered Shares are not purchased by the Other Shareholders, the Other Shareholders may exercise their rights provided pursuant to Section 5 hereof.

                  (b) Each Other Shareholder shall have the right to purchase that number of Offered Shares as shall be equal to the number of Offered Shares multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock then owned by such Other Shareholder (including shares issuable upon conversion of Preferred Stock held by such person) and the denominator of which shall be the aggregate number of shares of Common Stock (including shares issuable upon conversion of Preferred Stock) then owned by all of the Other Shareholders who elect to purchase the Offered Shares. The amount of such Offered Shares that each Other Shareholder is entitled to purchase under this
Section 3(b) shall be referred to as its "Pro Rata Fraction."

                  (c) The Other Shareholders shall have a right of oversubscription such that if any Other Shareholder fails to accept the Offer as to its full Pro Rata Fraction, the remaining Other Shareholders shall, among them, have the right to purchase up to the balance of such Offered Shares not so purchased.

                  (d) Those Other Shareholders who desire to purchase all or any part of the Offered Shares shall communicate in writing their election to purchase to the Selling Current Shareholder, which communication shall state the number of Offered Shares said Other Shareholders desire to purchase and shall be provided to the Selling Current Shareholder within 20 days of the date the Offer was made. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares (subject to the aforesaid limitations as to the right of the Other Shareholders to purchase more than their Pro Rata Fraction). Sales of such Offered Shares to be sold to the Other Shareholders pursuant to this Section 3 shall be made at the offices of the Company within sixty (60) days following the date the Offer was made.

                  (e) If the Other Shareholders do not purchase all of the Offered Shares, the remaining Offered Shares may be sold by the Selling Current Shareholder at any time within ninety (90) days after the date the Offer was made, subject to the provisions of Section 5. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any remaining Offered Shares not sold within such ninety
(90) day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3. If Offered Shares are sold pursuant to this
Section 3 to any purchaser who is not a party to this Agreement, the purchaser of such Offered Shares shall execute a counterpart of this Agreement as a precondition of the purchase of such Offered Shares and any Offered Shares sold to such purchaser shall continue to be subject to the provisions of this Agreement.

         4.       Right of First Offer on Investor Dispositions.

                  (a) Except for the transfers permitted in Section 2, if at any time an Investor (a "Selling Investor") desires to sell or otherwise transfer all or part of its Shares to a third party, the Selling Investor shall notify the Other Shareholders in writing (the "Investor Offer") of the number of Shares proposed to be sold or transferred (the "Investor Offered Shares") and the name of any proposed transferee who has made a written offer for such Shares, if applicable. Each Other Shareholder shall have the right to offer to acquire the Offered Shares by submitting a proposal in writing to the Selling Investor within twenty (20) days of delivery of the Investor Offer. The proposal shall state the number of

Investor Offered Shares proposed to be purchased, the terms and conditions, including price, of the proposed purchase and any other material facts relating to such proposed purchase.

                  (b) The Selling Investor may within twenty (20) days of delivery of the proposals select the best proposal(s) from one or more Other Shareholders or a portion of one or more proposals from several Other Shareholders (if permitted by such proposals) and sell the Investor Offered Shares to the Other Shareholders who have the highest and best offer(s) as determined by the Selling Investor (collectively, the "Best Offer"). The Best Offer shall constitute an irrevocable, valid, legally binding and enforceable offer for the sale and purchase of the Investor Offered Shares which shall remain outstanding for twenty (20) days after the delivery of the Best Offer (calculated using the date the last proposal was submitted to the Selling Investor). Sales of Investor Offered Shares to be sold to the Other Shareholders pursuant to this Section 4(b) shall be made at the offices of the Company within sixty (60) days following acceptance by the Selling Investor of the Best Offer.

                  (c) The Selling Investor may elect not to sell the Investor Offered Shares to the Other Shareholders pursuant to the Best Offer and proceed to offer to sell or transfer the Offered Shares to a third party. In such event, the Selling Investor may sell its shares to a third party provided that (a) the aggregate cash consideration to be received at the closing of such sale exceeds the aggregate cash consideration to be received pursuant to the Best Offer, (b) the Selling Investor must sell the Offered Shares to any third party prior to the six month anniversary of the date of the Offer or the Selling Investor must allow the Other Shareholders to propose new offers in accordance with Section 4(a) hereof and (c) such third party agrees to be bound by the terms hereof.

         5.       Right of Participation in Sales.

                  (a) If at any time a Current Shareholder desires to sell all or any part of the Shares owned by him to a Proposed Trans feree, and those Shares to be transferred have not been purchased by the Investor under Section 3, the Investor (unless it has elected to purchase Shares pursuant to Section 3) shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Selling Current Shareholder, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Current Shareholder, a pro rata portion of the amount of Shares proposed to be sold to the Proposed Transferee. The "pro rata portion" of Shares which the Investor shall be entitled to sell to the Proposed Transferee shall be that number of Shares as shall equal the number of Offered Shares proposed to be sold to the Proposed Transferee multiplied by a fraction, the numerator of which is the aggregate of all shares of Common Stock

(including shares issuable upon conversion of Preferred Stock held by such person) which are then held by the Investor, and the denominator of which is the aggregate of all shares of Common Stock (including shares issuable upon conversion of Preferred Stock) which are then held by the Selling Current Shareholder and all Investors wishing to participate in any sale under this
Section 5.

                  (b) Each Current Shareholder who wishes to make a sale to a Proposed Transferee which is subject to this Section 5 shall, after complying with the provisions of Section 3, give to each Investor notice of such proposed sale, and stating that all Offered Shares were not purchased pursuant to the Offer as discussed in Section 3. Such notice shall be given at least 20 days prior to the date of the proposed sale to the Proposed Transferee. Each Investor wishing to so participate in any sale under this Section 5 shall notify the Selling Current Shareholder in writing of such intention within 15 days after such Investor's receipt of the notice described in the preceding sentence.

                  (c) The Selling Current Shareholder and each participating Investor shall sell to the Proposed Transferee all, or at the option of the Proposed Transferee, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the notice provided by the Selling Current Shareholder under subparagraph (b) above; provided, however, that any purchase of less than all of such Shares by the Proposed Transferee shall be made from the Selling Current Shareholder and each participating Investor pro rata based upon the relative number of the Shares that the Selling Current Shareholder and each participating Investor is otherwise entitled to sell pursuant to Section 5(a).

                  (d) If any Shares are sold pursuant to this Section 5 to any purchaser who is not a party to this Agreement, the purchaser of such Shares shall execute a counterpart of this Agreement as a precondition to the purchase of such Shares and such Shares shall continue to be subject to the provisions of this Agreement.

         6.       Board of Directors.

                  (a) At each annual meeting of the shareholders of the Company, and at each special meeting of the shareholders of the Company called for the purpose of electing directors of the Company, and at any time at which shareholders of the Company shall have the right to, or shall, vote for directors of the Company, then, and in each event, the Shareholders shall vote all Shares owned by them for the election of a Board of Directors as follows:

                      (i) Except as provided in Section 6(a)(ii), the Board of Directors shall consist of not more than four directors, designated as follows:

                                    (A)      one director shall be designated by
         HIG Fund V, Inc. (which designee shall initially be Anthony Tamer); and

                                    (B)      three directors shall be designated
         by the holders of a majority of the Common Stock (which designees shall initially be Nick Molina, Brett Beveridge and Allan Sorenson).

         In addition, HIG Fund V, Inc. shall be entitled to have an observer present at all Board meetings.

                           (ii) if the Company's EBIT (as hereinafter defined) for the preceding applicable months is less than the Minimum EBIT Target (as defined in Section 6(c)) on any Determination Date (as defined in Section 6(c)) (an "EBIT Default"), the Board of Directors shall consist of not more than five directors designated as follows:

                                    (A)      three directors shall be designated
         by HIG Fund V, Inc.; and

                                    (B)      two directors shall be designated
         by the holders of a majority of the Common Stock.

         For purposes of this Agreement "EBIT" shall mean the Company's earnings before interest and taxes, (excluding extraordinary gains and losses and consulting fees paid or payable to HIG Capital Management, Inc.) calculated based upon generally accepted accounting principles consistently applied ("EBIT"). EBIT shall exclude charges for inventory reserves mandated by the Company's outside auditors up to 2.5% of the value of the inventory provided such reserve only relates to year end adjustments which are not caused by a realized loss in the value of the inventory.

                  (b) The Company shall calculate its EBIT for purposes of this
Section 6 within 30 days following a Determination Date and shall deliver a copy of such calculations to the Shareholders within two business days thereafter. If
Section 6(a)(ii) shall cause a change in the rights of any Stockholder to elect a majority of the Board of Directors, the Chief Executive Officer of the Company shall within five (5) business days of delivery of the calculation of the EBIT, send notice of a special telephonic or other meeting of the Shareholders to be held as soon as allowed by Florida law after such Determination Date to elect a new Board of Directors as required by Section 6(a)(ii). The Company shall not be required to follow the procedures in this Section 6(b) if the new Board of Directors is elected in a more expedient manner (i.e., by written Shareholder consent executed within 40 days of the Determination Date). The rights of HIG Fund V, Inc. to elect a majority of the members of the Board of Directors may be exercised at any time after an EBIT Default, subject to the following:

                           (i) the Current Shareholders shall have the right to cure an EBIT Default and elect a majority of the members of the Board of Directors pursuant to Section 6(a)(i) on any two occasions if the Company earns an EBIT equal to or greater than the six month Minimum EBIT Target for the six months immediately following the Determination Date in which the EBIT Default occurred; provided, that the right to cure an EBIT Default shall only exist if there shall not have been an EBIT Default in either of the two preceding Determination Dates (the six month period during which the Company has the right to cure an EBIT Default is referred to herein as the "Cure Period");

                           (ii)     The Company shall not terminate the
         employment of any executive officer of the Company during a Cure Period; and

                           (iii) Section 6(a)(i) shall have no further force or effect after an EBIT Default.

                  (c) The following schedule reflects the Minimum EBIT Targets corresponding with the applicable Determination Dates:


                                                          NUMBER OF TRAILING
                                    MINIMUM EBIT             MONTHS USED TO
  DETERMINATION DATE                   TARGET                CALCULATE EBIT
----------------------             --------------         -------------------
January 31, 1997                    $   185,790                    6
April 30, 1997                          289,871                    6
July 31, 1997                           283,937                    6
July 31, 1997                           548,015                   12
October 31, 1997                        306,016                    6
October 31, 1997                        695,202                   12
January 31, 1998                        650,170                    6
January 31, 1998                      1,089,791                   12
April 30, 1998                          854,926                    6
April 30, 1998                        1,354,432                   12
July 31, 1998                           777,364                    6
July 31, 1998                         1,665,456                   12
October 31, 1998                        668,605                    6
October 31, 1998                      1,657,252                   12
January 31, 1999                      1,101,027                    6
January 31, 1999                      2,098,597                   12
April 30, 1999                        1,360,723                    6
April 30, 1999                        2,435,194                   12
July 31, 1999                         1,244,532                    6
July 31, 1999                         2,814,670                   12
October 31, 1999                      1,165,264                    6
October 31, 1999                      3,031,184                   12

                                                          NUMBER OF TRAILING
                                    MINIMUM EBIT             MONTHS USED TO
  DETERMINATION DATE                   TARGET                CALCULATE EBIT
----------------------             --------------         -------------------
January 31, 2000                      1,755,121                    6
January 31, 2000                      3,599,583                   12
April 30, 2000                        2,169,097                    6
April 30, 2000                        4,001,232                   12
July 31, 2000                         1,983,879                    6
July 31, 2000                         4,486,799                   12



                  (d) In the event HIG Fund V, Inc. elects a majority of the members of the Board of Directors pursuant to Section 6(a)(ii), the Company shall not, without the approval of the holders of fifty one percent (51%) of the outstanding voting securities of the Company, take any of the actions described in Section 8 of Exhibit A to the Purchase Agreement or engage in any business activity not in conformity with Section 4.10 of the Purchase Agreement.

         7. Compensation Committee. There shall be established at all times during the term of this Agreement a Compensation Committee of the Board of Directors (the "Compensation Committee") which shall be comprised of two directors as follows: one of whom shall be the director designated by the Principal Shareholders so long as they are in the employment of the Company (and by the Board of Directors if they are no longer in the employment of the Company); and one of whom shall be one of the directors designated HIG Fund VI, Inc. The Compensation Committee shall determine the compensation of all senior employees and consultants of the Company (including salary, bonus, equity participation and benefits) as well as the nomination of officers to be appointed by the Board of Directors. The decisions of the Compensation Committee must be unanimous.

         8. Term. This Agreement shall terminate immediately prior to (a) the consummation of the first Qualified Public Offering or (b) the tenth anniversary of the date of this Agreement, whichever occurs first.


         9. Failure to Deliver Shares. If a Current Shareholder becomes obligated to sell any Shares to another Shareholder under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Other Shareholders may, at their option, in addition to all other remedies they may have, send to the defaulting Current Shareholder the purchase price for such Shares as is herein specified. Thereupon, the Company, upon written notice to the defaulting Current Shareholder, (a) shall cancel on its books the certificate or certificates representing the Shares to be sold and (b) shall issue, in lieu thereof, in the name of such other Shareholder, a new certificate or certificates representing such Shares, and thereupon all of the defaulting Current Shareholder's rights in and to such Shares shall terminate.

         10. Specific Enforcement. Each Shareholder and the Company expressly agrees that the other Shareholders and the Company may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Shareholder, the other Shareholders and the Company shall, in addition to all other remedies, each be entitled to apply for a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof.

         11. Legend. Each certificate evidencing any of the Shares now owned or hereafter acquired by the Current Shareholders shall bear a legend in addition to any other required legend, substantially as follows:

         "ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF A CERTAIN SHAREHOLDERS' AGREEMENT DATED AS OF JUNE 25, 1996. A COPY OF SAID AGREEMENT IS ON FILE WITH THE SECRETARY OF THE CORPORATION."

         12. Notices. Notices given hereunder shall be deemed to have been duly given on the date of personal delivery or on the date of postmark if mailed by certified or registered mail, return receipt requested, to the party being notified at his or its address specified on the applicable schedule hereto or such other address as the addressee may subsequently notify the other parties of in writing.

         13. Entire Agreement and Amendments. This Agreement con stitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto; provided, however, that Investor owning at least a majority of the Shares owned by all Investors may effect any such waiver, modification, amendment or termination on behalf of all of the Investors and 80% of the Shares owned by all Current Shareholders may effect any such waiver, modification, amendment or termination on behalf of all of the Current Shareholders. Each of the Shareholders represents that he or it is not a party to any other agreement which would prevent him or it from performing his or its obligations hereunder. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         14. Governing Law; Successors and Assigns. This Agreement shall be governed by the internal laws of the State of Florida without giving effect to the conflicts of laws principles thereof and, except as otherwise provided herein, shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

         15. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein. This Agreement supersedes any and all agreements between (a) the Company on the one hand and any Shareholder on the other hand (other than the Purchase Agreement and the agreements which are exhibits thereto) and (b) any two or more Shareholders. Each Shareholder represents and warrants that he is not subject to any agreement which may conflict with or violate the terms of this Agreement and covenants that he will not enter into any such agreement.

         16. Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


CURRENT SHAREHOLDERS:               COMPANY:


----------------------------        Let's Talk Cellular of America,
Nick Molina                         Inc.


----------------------------
Brett Beveridge                     By:
                                       -------------------------
                                    Name:
                                    Title:


----------------------------        INVESTOR:
Allan Sorenson
                                    HIG Fund V, Inc.

                                    By:
----------------------------           -------------------------
Ann Gozlan                          Name:
                                    Title:

                                    EXHIBIT C

                              REDEMPTION AGREEMENT


         This Redemption Agreement (the "Agreement") is dated as of the 25th day of June, 1996 by and between Let's Talk Cellular of America, Inc., a Florida corporation (the "Company"), and HIG Fund V, Inc. (together with its permitted assigns, each an "Investor" and collectively the "Investors").

         As of the date of this Agreement, the Investor has purchased an aggregate of 100,000 shares of the Series A Preferred Stock, par value $30 per share, of the Company (the "Preferred Stock"), pursuant to a Series A Preferred Stock Purchase Agreement dated as of June 25, 1996 (the "Purchase Agreement"). The shares of Series A Preferred Stock, together with the shares of Common Stock, par value $1.00 per share of the Company (the "Common Stock") issuable upon conversion of the Series A Preferred Stock and any other Common Stock now owned or hereafter acquired by the Investors (together with any shares issued with respect thereto pursuant to any stock split, stock dividend or the like) are referred to herein as the "Shares." Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

         In consideration of the execution and delivery of the Purchase Agreement and the agreements set forth below, the parties agree with each other as follows:

         1. Option to Sell Shares to Company. (a) In the event that prior to the earlier to occur of (i) the liquidation, dissolution or winding up of the Company, (ii) the merger or consolidation of the Company with any Person, or the sale or other disposition of all or substantially all of the Company's properties and assets to any Person, or the transfer of ownership of any voting shares of the Company to any Person as a consequence of which those Persons who held all of the voting shares of the Company immediately prior to such transfer do not hold a majority of the voting shares of the Company after the consummation of such transfer (the "Control Sale"), (iii) a default by the Company under the Purchase Agreement or (iv) June 25, 2001 ((i), (ii) and
(iii) being referred to herein as "Exercise Events"), the Company shall not have consummated a Qualified Public Offering, the Investors may require the Company to redeem the Shares then held by them on the terms herein provided. In such event any Investor or Investors holding an aggregate of not less than twenty percent (20%) of the total Shares held by the Investors may notify the Company that it or they intend to offer to the Company any or all of the Shares then held by him or them for purchase by the Company. The Company shall promptly give notice of such intention to all other Investors who own Shares, and any Investor may, within ten (10) days of such notice, give the Company notice that he intends to offer to the Company any or all of the Shares then held by him. The Company shall repurchase all Shares so offered under this Agreement as set forth below, provided that the amount of Shares so offered equals or exceeds twenty percent (20%) of the total Shares held by the Investors. The option to sell Shares pursuant to this Section 1 shall be referred to as the "Option."

         (b) The Company agrees to provide each Investor thirty (30) days' written notice of the pendency of an Exercise Event and each Investor shall have the right to exercise this Option in the manner provided in Section 1(a) above. If the Exercise Event giving rise to the exercise of the Option is a liquidation, dissolution or winding up of the Company or a Control Sale, the Option may be exercised immediately prior to, or concurrently with, the effective date of the liquidation, dissolution or winding up of the Company or Control Sale, as the case may be. The Company agrees that the transaction giving rise to the Exercise Event shall not be consum mated until it has satisfied its obligation to repurchase the Shares as provided herein. In all other circumstances, the Investors holding at least twenty percent (20%) of the Shares held by the Investors which remain outstanding from time to time may exercise the right to require the Company to purchase the Shares hereunder. In the event that an Investor elects to exercise the Option in connection with a liquidation, dissolution or winding up of the Company or Control Sale, any such election shall be contingent upon the consummation of such event.

         2.       Price.

                  (a) The price to be paid by the Company for the Shares to be sold under the Option shall be the fair market value thereof, as of the date of such proposed repurchase, as agreed upon in good faith by the Company and the Representative (who shall be a Person selected by the Investors owning a majority of the Shares to be redeemed hereunder and who shall be hereinafter referred to as the "Representative"), taking into account, in valuing such Shares, all relevant facts and circumstances; provided, however, that (i) there shall be no discount to reflect the fact that the Shares represent a minority interest in the Company and (ii) in no event (whether by agreement of the parties or after appraisal as described below) shall the aggregate purchase price to be paid for such Shares being redeemed be less than the original purchase price paid by the Investors therefor (as adjusted to reflect any stock split, stock dividend or other form of recapitalization). If no such agreement is reached within thirty (30) days after notice is given to the Company of the Investors' exercise of the Option, the fair market value shall be determined by appraisal as set forth below.

                  (b) All appraisals shall be undertaken by two appraisers, one selected by the shareholders (other than HIG Fund V, Inc. and its transferees) of the Company and one selected by the

Representative. No Director whose Shares are being appraised or who is affiliated with a person whose Shares are being appraised shall vote on the selection of the appraiser chosen by the Company. The fair market value shall be the fair market value arrived at by those appraisers within thirty (30) days following the appointment of the last appraiser to be appointed. In the event that the two appraisers agree in good faith on such fair market value within such a period of time, such agreed value shall be used for these purposes. If the appraisers cannot agree but their valuations are within ten percent (10%) of each other, the fair market value shall be the mean of the two valuations. If the appraisers cannot agree and the differences in the valuations are greater than ten percent (10%), the appraisers shall select a third appraiser who will calculate fair market value independently, and, except as provided in the next sentence, the fair market value of the Shares shall be the average of the two fair market values arrived at by the appraisers who are closest in amount. If one appraiser's valuation is the mean of the other two valuations, such mean valuation shall be the fair market value. In the event that the two original appraisers cannot agree upon a third appraiser within ten (10) days following the end of the thirty (30) day period referred to above, then the third appraiser shall be appointed by the American Arbitration Association in Miami, Florida. If, following the final determination of the purchase price for the Shares, any Investor previously offering his Shares for repurchase shall choose not to sell any or all of its Shares, then such Investor shall so notify the Company within ten (10) days following receipt of the results of the appraisal and may do so by paying the fees of such appraisal and up to $5,000 of other documented expenses. The expenses of the appraiser chosen by the Company will be borne by it, the expenses of the appraiser chosen by the Investors will be borne by them, pro rata based on the number of Shares being redeemed, and the expenses of the third appraiser will be borne fifty percent (50%) by the Company and fifty percent (50%) by the Investors, pro rata based on the number of Shares being redeemed.

         3.       Payment.

                  (a) Within forty-five (45) days following either the agreement, as provided above, of the Company and the Representative concerning the fair market value of the Shares or the receipt of the results of the last of the appraisals referred to above, the Company shall purchase the Shares tendered to it at the price established by this Agreement (the "Redemption Price"), and the Investors shall deliver to the Company, upon receipt of payment therefor, the certificates for the Shares duly endorsed by them for transfer.

                  (b) Notwithstanding the other provisions of this Agree ment, the Company shall not be obligated to repurchase any Shares to the extent such repurchase would violate applicable law, as determined by an opinion of counsel to the Company, which opinion and counsel shall be reasonably satisfactory to the Representative; provided, however, that the Company shall use its best efforts to comply with such restriction. In the event a repurchase is delayed on account of the preceding sentence, it shall be made at the first time it would not violate such law and the Redemption Price shall bear interest at a rate equal to fifteen percent(15%) per annum, until such time as the redemption is completed. If on account of the first sentence of this subparagraph (b) the Company may purchase fewer than all of the Shares offered for redemption, the Company shall repurchase all Shares when permitted, allocated pro rata among those who requested that their Shares be redeemed, in proportion to the amount which would have been paid to such holder had all Shares as to which it requested redemption been redeemed. If on account of the first sentence of this subparagraph (b) the Company may purchase fewer than all of the Shares offered for redemption, the holders of the Shares not redeemed shall continue to receive the benefit of the rights and privileges afforded the Shares under the Purchase Agreement and the Related Agreements.

                  (c) Payment shall be made by check or wire transfer of funds to such bank account as each Investor shall direct.

         4. Termination of Option. The obligations of the Company to purchase the Shares as provided in this Agreement shall terminate upon the consummation of a Qualified Public Offering or a sale of all of the Common Stock of the Company.

         5. Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing signed by the party giving the notice and sent by telecopier, express delivery service, or regular or certified mail to the address specified in the Purchase Agreement.

         6. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement of the parties with respect to the matters contemplated herein. This Agreement and such other agreements supersede any and all prior understand ings as to the subject matter of this Agreement.

         7. Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall obtain consent thereto in writing from Persons holding an aggregate of at least a majority of the Shares owned by the Investors.


         8. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

         9. General; Definitions. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement the singular includes the plural, the plural the singu lar, the masculine gender includes the neuter, masculine and feminine genders. This Agreement shall be governed by and con strued under the laws of the State of Florida. Terms used as defined terms herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

         10. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such pro vision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, with all the other provisions hereof continuing in full force and effect.

         11. Counterparts. This Agreement may be executed in counter parts, all of which together shall constitute one and the same instrument.


                                   * * * * * *



                                  Let's Talk Cellular of America, Inc.



                                  By:
                                      -----------------------------------


                                  HIG Fund V, Inc.



                                  By:
                                      -----------------------------------

                                    EXHIBIT D

                      [Letterhead of Steel, Hector & Davis]



                                                ___________, 1996

HIG Fund V, Inc.
c/o H.I.G. Capital Management, Inc.
1001 South Bayshore Drive
Suite 2310
Miami, Florida  33131

         Re:      Let's Talk Cellular America, Inc.

Gentlemen:

         This opinion is furnished to you pursuant to Section 8.9 of the Series A Preferred Stock Purchase Agreement, dated as of June __, 1996 (the "Purchase Agreement"), between Let's Talk Cellular America, Inc., a Florida corporation (the "Company"), the stockholders of the Company and HIG Fund V, Inc. (the "Purchasers"). Terms not otherwise defined herein shall have the meanings as set forth in the Purchase Agreement.

         We have acted as counsel for the Company in connection with the negotiation, execution and delivery of the Purchase Agreement and consummation of the transactions contemplated thereby. Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge of the particular attorneys within our firm who represented the Company in connection with the Purchase Agreement.

         As to the various questions of fact material to our opinion, we have relied without independent verification upon the representations made in the Agreement and upon certificates of officers of the Company. We have also examined such certificates of public officials, corporate documents and records and other certificates and instruments as we have deemed necessary in connection with the opinions set forth herein.

         We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals, the legal capacity of natural persons, and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each such entity had the power, authority and legal right to enter into and perform all its obligations thereunder and we have also assumed the due authorization, execution and delivery of such documents by each such entity.

         With respect to the opinion expressed in paragraph 6 below, we have relied upon the representations contained in Section 6.1 of the Purchase Agreement. Our opinions expressed herein are limited to the laws of the State of Florida and applicable Federal law in effect on the date hereof and we do not express any opinion herein concerning any other law.

         Based upon and subject to the foregoing, we are of the opinion that:

         (1) The Company is duly incorporated and validly existing corporation in good standing under the laws of the State of Florida, and is qualified to do business and is in good standing in each jurisdiction in which it has its principal place of business. The Subsidiaries are each an existing corporation in good standing under the laws of the jurisdictions in which they are incorporated and are each qualified to do business and are in good standing in each jurisdiction in which it has its principal place of business. The Company has the corporate power and authority to enter into and perform its obligations under the Purchase Agreement and each Related Agreement and to issue and deliver the Preferred Stock pursuant to the Purchase Agreement.

         (2) The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of the Purchase Agreement and the Related Agreements and the consummation of the transactions contemplated thereby, and for the due authorization, issuance and delivery of the Purchased Shares and the Conversion Shares issuable upon conversion of the Purchased Shares. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Purchased Shares, based on the conversion rates in effect on the date hereof. The sale and issuance of the Purchased Shares does not, and the issuance of the Conversion Shares upon conversion of the Purchased Shares will not, require any further corporate action (other than execution and delivery of the certificates relating thereto), and is not and will not be subject to any statutory or, to our knowledge, preemptive rights of stockholders or rights of first refusal to purchase shares. The Purchase Agreement and each of the Related Agreements have been duly authorized, executed and delivered by the Company. The Purchase Agreement and the Related Agreements constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

         (3) Assuming the consummation of the Purchase Agreement, (a) the Company's authorized capital stock consists of (i) ________ shares of common stock, par value $____ per share, and (ii) ________ shares of Preferred Stock, all of which have been designated as Series A Convertible Preferred Stock and
(b) based solely on an officer's certificate, there are ________ shares of common stock issued and outstanding and held of record by the individuals set forth on Schedule 2.4 to the Agreement and there will be ________ shares of Preferred Stock issued and outstanding. The Purchased Shares have been duly authorized by the Company under the Business Corporation Act of the State of Florida for issuance pursuant to the Purchase Agreement and, when issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

         (4) The execution and delivery of the Purchase Agreement and the Related Agreements, the performance by the Company of its obligations thereunder, the issuance of the Purchased Shares and the consummation of the transactions contemplated thereby do not conflict with the Articles of Incorporation or By-Laws of the Company or any Affiliate, any material agreements of the Company or any Florida or Federal statute, rule or regulation.

         (5) No approval, authorization or other action by any governmental authority is required for the execution, delivery and performance by the Company of the Purchase Agreement or the Related Agreements and the consummation of the transactions contemplated thereby (including the sale and issuance of the Purchased Shares or the issuance of the Conversion Shares upon conversion of the Purchased Shares) or in connection with the consummation of the transactions contemplated thereby except for (i) those which have already been made or granted, and (ii) the filing of registration statements with the Commission and any applicable state securities commission as specifically provided for in
Article VII of the Purchase Agreement.

         (6) It is not necessary in connection with the issuance and delivery of the Purchased Shares under the circumstances contemplated by the Purchase Agreement to register the issuance of the Purchased Shares under the Securities Act of 1933 or any Florida securities or blue sky laws.

         (7) The amendment and restatement of the Company's Articles of Incorporation containing the provisions set forth in Exhibit A to the Purchase Agreement has been duly adopted by the requisite vote of the Board of Directors and the Shareholders of the Company, has been transmitted for filing with the Secretary of State of the State of Florida and upon acceptance for filing shall become effective under the laws of the State of Florida.

         (8) To our knowledge, no action or proceeding before any court or government body is pending or threatened against the Company wherein an unfavorable judgment, decree or order would prevent the consummation of the Purchase Agreement or any of the transactions contemplated thereby, declare unlawful the transactions contemplated thereby, or cause such transactions to be rescinded. Without any independent investigation other than inquiry of the Company's officers, in the course of our representation of the Company in connection with the Purchase Agreement, nothing has come to our actual attention which would lead us to believe that the Company or any Subsidiary is involved in any litigation or government proceeding or investigation other than as set forth in the schedules to the Purchase Agreement.

         The opinions set forth above are subject to the following qualifications:

         (a) Our opinion in paragraph (2) above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and public policy considerations or court decisions which may limit rights to obtain indemnification or contribution. In addition, provisions of the Purchase Agreement and Related Documents which permit the Purchasers, the Company or the Principal Shareholders to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made in a commercially reasonable manner and in good faith.

         (b) We call your attention to the following matters as to which we express no opinion: (i) the Company's and the Principal Stockholders' agreements in the Purchase Agreement and Related Documents to indemnify you against any cost, expense or liability arising out of or related to any Federal, state or other securities laws: (ii) fraudulent transfer laws, (iii) title to property;
(iv) any order of any court or other authority directed specifically to any party to the Purchase Agreement and Related Documents of which we do not have knowledge; (v) disposition of securities under any Purchase Agreement or Related Document may be subject to federal or state securities laws; (vi) the enforceability of (A) rights of debtors, lessees or others that may not be waived or that may be waived only under certain circumstances under applicable law, and (B) provisions of the Purchase Agreement and Related Documents to the extent, if any, purporting to compensate any party in excess of actual loss or reasonable expenses.

         This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent or used for any other purpose.


                                                     Very truly yours,

                                    EXHIBIT E

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered into as of the __ day of June, 1996, by and between Let's Talk Cellular of America, Inc., a Florida corporation (the "Company"), and ______________, an individual residing at ____________________
(the "Executive").

                                WITNESSETH THAT:

         WHEREAS, the Company desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Company in such capacity for the period and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

         1. Employment Period. The Company hereby agrees to continue to employ the Executive as its __________________ and the Executive, in such capacity, agrees to provide services to the Company for the period beginning on the date first above written (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Employment Period"); provided, however, that this Agreement shall automatically be extended for an additional year on each anniversary of the Commencement Date unless the Company provides the Executive notice of non-extension at least sixty (60) days prior to such anniversary.

         2. Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Company, he shall devote his full time, energies and talents exclusively to serving in the capacity of ________ of the Company in the best interests of the Company, and to perform the duties assigned to him by the Board faithfully, efficiently and in a professional manner; provided that, without the Board's consent (which consent shall not be unreasonably withheld), the Executive shall not:

                  (a) serve as or be a consultant to or employee, officer, agent or director of any competing corporation, partnership or other entity other than the Company (other than civic, charitable, or other public service organizations or as a consultant or director for a company in an industry outside the Business for up to five hours in any calendar month); or

                  (b) have more than a three percent (3%) ownership interest in any enterprise other than the Company if such ownership interest would have a material impact upon the ability of the Executive to perform his duties hereunder.

         3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Company for his services as follows:

                  (a) He shall receive, for each 12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary which is not less than $200,000 per year (as adjusted annually for the greater of (i) for the increase in the Consumer Price Index as published by the U.S. Department of Labor or (ii) five percent (5%), payable in substantially equal monthly or more frequent installments, plus any additional discretionary bonus approved by unanimous consent of the Compensation Committee.


                   (b) He shall be entitled to receive the following perquisites which shall not be less favorable to the Executive than the perquisites provided by the Company immediately prior to the Employment Period:

                                    Nick:
                                    Auto Lease (1 car)
                                    Auto Insurance
                                    Health Insurance
                                    Country Club-Dues
                                    Life Insurance
                                    Disability Insurance
                                    401(K)

                                    Brett:
                                    Auto Lease (1 car)
                                    Auto Insurance
                                    Health Insurance
                                    Country Club-Dues
                                    Life Insurance
                                    Disability Insurance
                                    401(K)

                   (c) He shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement provided that the Executive furnishes to the Company appropriate documentation in a timely fashion required by the

                           Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

         4. Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Com pany in which the Executive participates in accordance with sub paragraph 3(b), the Executive's right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the following:

                  (a) Discharge Without Cause. In the event the Company terminates the Executive's employment under this Agreement without cause, the Executive shall be entitled to receive $10,416.66 per month (less applicable taxes) for the twenty four (24) months following the date of termination, payable in accordance with the Company's payroll procedures and prorated for periods less than a full month.

                  (b) Voluntary Resignation. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Company terminates due to the Executive's voluntary resignation; provided, however, that the Company shall be obligated to pay the amount set forth in Section 4(a) of this Agreement if the Executive voluntarily resigns due to Constructive Termination (as hereinafter defined).

For purposes of this Agreement, "Constructive Termination" shall mean any one or more of the following: (i) a significant change in the nature or scope of the Executive's authority or duties or title against the will of the Executive or
(ii) the relocation of the Executive's office outside Dade County or to a site other than the Company's headquarters against the will of the Executive.

                  (c) Discharge for Cause. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Company is terminated on account of the Executive's discharge for cause. For purposes of this subparagraph 4(c), in addition to the right to terminate the Executive's employment for fraud, the Executive shall be considered discharged for "cause" if he is discharged by the Company on account of the occurrence of one or more of the following events:

                           (i) the Executive becomes habitually addicted to drugs or alcohol;

                           (ii)     the Executive discloses material
                                    confidential information in violation of paragraph 6;

                           (iii) the Executive engages in competition in violation of paragraph 7;

                           (iv) the Company is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Company;

                           (v) the Executive is convicted of a felony (other than a felony resulting from a traffic violation or minor tax disputes); or

                           (vi) The Executive flagrantly disregards his duties under this Agreement after (A) notice has been given to the Executive by the Board of Directors of the Company that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of 15 days after such notice to cure such misconduct.

                  (d) Disability. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 at any time six months after the date the Executive's employment with the Company terminates on account of disability. For purposes of this subparagraph 4(d), determination of whether the Executive is disabled shall be determined in accordance with the Company's long term disability plan.

                  (e) Death. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death.

         5. Tax Limitations. If any payments under this Agreement, after taking into account all other payments to which the Executive is entitled from the Company, or any affiliate thereof, are more likely than not to result in a loss of a deduction to the Company by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision to that section, such payments shall be reduced by the least amount required to avoid such loss of deduction. If the Executive and the Company shall disagree as to whether a payment under this Agreement is more likely than not to result in the loss of a deduction, the matter shall be resolved by a written opinion of tax counsel chosen by the Company's independent auditors. The Company shall pay the fees and expenses of such counsel, and shall make available such information as may be reasonably requested by such counsel to prepare the opinion. If, by reason of the limitations of this paragraph 5, the maximum amount payable to the Executive under subparagraph 4(a) above cannot be determined prior to the due date of payment, the Company shall pay on such due date the minimum amount which it in good faith determines to be payable and shall pay the difference, with interest calculated at the rate prescribed by section 1274(b)(2)(B) of the Code, as soon as such difference is determined in accordance with this paragraph 5; provided, however, that the Company shall used its best efforts to determine the amount of the difference within six months after the due date for such payment.

         6. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential for a period of two (2) years all non-public information concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment by the Company, any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 6 shall not apply to information which is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality; and provided further, that the Company recognizes that the Executive shall, during the course of his employment with the Company, acquire certain general information regarding the financial condition, and borrowing trends of the Company's customers and agrees that the provisions of this paragraph 6 shall not apply to the use of such general information provided the use thereof does not violate applicable Federal or state laws or the provisions of paragraph 7 hereof. The Executive further agrees that he will not make any statement or disclosure which would be prohibited by applicable Federal or state laws and, during the Employment Period while he is employed by the Company, he will not make any statement or disclosure which is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

         7. Non-competition. The Executive agrees that for the Non-competition Period, the Executive agrees not to directly or indirectly serve as or be a consultant to or employee, officer, agent, director or owner of more than three percent (3%) of another corporation, partnership or other entity which engages in the business of selling cellular or wireless communication services or products (the "Business") in the Restricted Area. The "Restricted Area" shall include any metropolitan area or proposed metropolitan area in which the Company is doing or will do business within six months of the date of termination of the Executive's employment (the "Termination Date"). The "Noncompetition Period" shall mean the period commencing on the Commencement Date and terminating on (i) the second anniversary of the Termination Date if the Executive resigns or otherwise leaves the Company's employment on his own accord (excluding Construction Termination), or (ii) the first anniversary of the Termination Date if the Executive's employment terminates for any reason other than (i) above. The Executive further agrees that for the Non-competition Period, he will not solicit for employment or endeavor to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates who is an officer or a manager of any department.

         8. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

         9. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Company, and may not otherwise be voluntarily or involun tarily assigned, alienated or encumbered.

         10. Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 6 or 7, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 6 or 7, or to any other appropriate equitable remedy.

         11. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive.

         12. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  (a)      to the Executive addressed as follows:




                  (b)      to the Company addressed as follows:

                           Let's Talk Cellular of America, Inc.
                           5200 N.W. 77th Court
                           Miami, Florida  33166
                           Attention:  Board of Directors


         13. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties thereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         14. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida.

         15. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 6 shall only terminate upon the expiration of the Confidentiality Period and paragraph 7 shall terminate upon the expiration of the later of Non-competition Period or the Nonsolicitation Period.


                          *          *          *

         IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the day and year first written above.


                                    [Executive]



                                    -------------------------------------



                                   Let's Talk Cellular of America,
                                   Inc.



                                   By:
                                       ----------------------------------
                                   Its:
                                       ----------------------------------

                                    EXHIBIT F

                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 25th day of June, 1996, by and between Let's Talk Cellular of America, Inc., a Florida corporation (the "Company"), and H.I.G. Capital Management, Inc. (the "Consultant").

         1. Appointment of Consultant. The Company appoints the Consultant and the Consultant accepts appointment on the terms and conditions provided in this Agreement as a consultant to the Company's business, including any other corporations hereafter formed or acquired by the Company to engage in any business.

         2. Board of Directors Supervision. The activities of the Consultant to be performed under this Agreement shall be subject to the supervision of the Board of Directors of the Company (the "Board") to the extent required by applicable law or regulation and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, the Consultant shall not require the prior approval of the Board to perform its duties under this Agreement.

         3. Authority of Consultant. Subject to any limitations imposed by applicable law or regulation or by the Board, the Consultant shall render management, consulting and financial services to the Company, at the Company's sole discretion, which services shall include advice and assistance in connection with the planning and effectuation of a Triggering Event (as defined in the Company's Description of Series A Preferred Stock in its articles of incorporation). The Consultant will use its best efforts to cause its employees and agents to give the Company the benefit of their special knowledge, skill and business expertise to the extent relevant to the Company's business and offers.


         4. Reimbursement of Expenses; Independent Contractor. The Consultant shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company nor shall the Consultant be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of such liability or obligation will be provided. The Consultant shall be an independent contractor, and nothing obtaining in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Company and the Consultant, or (ii) to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) to constitute the Consultant or any of its employees as employees, officers or agents of the Company.

         5. Other Activities of Consultant; Investment Opportunities. The Company acknowledges and agrees that neither the Consultant nor any of the Consultant's employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to the duties of the Consultant specified in this Agreement, but instead shall devote only so much of such time and efforts as the Consultant reasonably deems necessary. The Company further acknowledges and agrees that the Consultant and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for the Consultant's own account, for the account of unaffiliated parties, and understands that the Consultant plans to continue to be engaged in such businesses (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Company or any of its subsidiaries nor to constitute a conflict of interest. Furthermore, notwithstanding anything herein to the contrary, the Consultant shall be required to bring only such investments and/or business opportunities to the attention of the Company as the Consultant, in its sole discretion, deems appropriate.

         6. Compensation of Consultant. In consideration of Consultant's agreement to provide the management services described herein, the Company will pay to the Consultant a consulting and management fee upon the occurrence of the earlier of (i) a Triggering Event or (ii) a default under the Series A Preferred Stock Purchase Agreement (the "Payment Date"). The consulting fee shall be equal to the product of (A) the number of months that have passed between the Payment Date and June 1996 divided by 12 and (B) at the option of the Company, (i) $240,000 or (ii) 8,000 shares of Series A Preferred Stock (as equitably adjusted from time to time to reflect stock splits combinations, recapitalizations or other similar event affecting the Preferred Stock); provided that the fair market value of the 8,000 shares equals or exceeds $240,000.

         7. Term. This Agreement shall commence as of the date hereof and shall remain in effect through the occurrence of a Triggering Event.

         8. Termination Upon Breach. Either the Company or the Consultant may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 30 business days after notice of the same is given to the party alleged to be in breach by the other party.

         9. Standard of Care. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of the Consultant), unless caused by intentional misconduct of the Consultant.

         10. Indemnification of Consultant. The Company hereby agrees to indemnify and hold harmless the Consultant and its present and future officers, directors, affiliates, employees and agents ("Indemnified Parties") to the fullest extent permitted by law. The Company further agrees to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys' fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if such party is determined not to be entitled to such indemnity.

         11. No Assignment. Without the consent of the Consultant, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Without the prior written consent of the Company, the Consultant shall not assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

         12. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

         If to the Company:         Let's Talk Cellular of America,
                                    Inc.
                                    5200 NW 77th Court
                                    Miami, Florida 33166
                                    Attention:  Nick Molina,
                                    Chief Executive Officer

         If to the Consultant:      H.I.G. Capital Management, Inc.
                                    1001 South Bayshore Drive
                                    Suite 2310
                                    Miami, Florida  33131
                                    Attention:  Anthony Tamer

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

         13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14. No Waiver. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

         15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

         16. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the laws of any other state.


                              *    *    *

         IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly exercised by their authorized representatives as of the date first above written.

                         LET'S TALK CELLULAR OF AMERICA, INC.


                         By:
                             ---------------------------
                             Nick Molina, President

                         H.I.G. CAPITAL MANAGEMENT, INC.

                         By:
                             ---------------------------
                             Anthony Tamer, President

                                   EXHIBIT G

                             RENEWAL PROMISSORY NOTE

$129,050.00

                                             Dated as of June 25, 1996

         FOR VALUE RECEIVED, the undersigned, LET'S TALK CELLULAR OF AMERICA, INC. a Florida corporation (the "Borrower"), hereby promises to pay to the order of BRETT BEVERIDGE, a Florida resident ("Lender"), the principal sum of One Hundred and Twenty-Nine Thousand and Fifty and no/100 Dollars ($129,050.00), together with interest on the unpaid principal balance hereof from time to time outstanding, from the date hereof until the principal hereof shall have become due and payable (whether by acceleration, maturity or otherwise) at a fixed rate equal to eight percent (8%) per annum. Said principal and interest shall be payable in lawful money of the United States of America and in immediately available funds, computed on a daily basis, based upon a 360-day year. All payments shall be made to the Lender at the Borrower's principal office at 5200 N.W. 77th Court, Miami, Florida 33166, or at such other place as the holder hereof may, from time to time, designate in writing.

         All outstanding principal shall be due and payable in full to the Lender on the earlier to occur of (a) a Qualified Public Offering (as that term is defined in that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Borrower, the Lender, HIG Fund V, Inc. ("HIG") and Nick Molina) or (b) October 1, 2001 (each a "Final Payment Date"). All accrued and unpaid interest under this Note shall be due and payable monthly in arrears, commencing on July 1, 1996 and continuing monthly on the first day of each month thereafter until this Note is paid in full, and at maturity.

         This Note evidences the outstanding balance of any and all prior loans made by the Lender to the Borrower (the "Shareholder Loan"), the outstanding principal balance of which Shareholder Loan as of the date hereof equals the original principal balance of this Note. As of the date hereof, no interest which has heretofore accrued with respect to the Shareholder Loan remains unpaid. All principal outstanding pursuant to the Shareholder Loan as of the date hereof shall, as of the date hereof and without any action on the part of any party, be deemed to be outstanding under this Note. Acceptance by the Lender of this Note shall not be deemed or construed as payment or satisfaction of the Shareholder Loan, which shall continue to remain outstanding although the indebtedness represented thereby is consolidated herein. This Note represents any and all amounts that are currently owed by the Borrower to the Lender.

         If the principal of this Note or any portion hereof and, to the extent permitted by law, interest hereon shall not be paid when due, whether by acceleration or otherwise, the same shall, or in the event of the occurrence of an Event of Default (as hereinafter defined), the outstanding principal balance of this Note shall at the option of the Lender, thereafter bear interest for any period during which the same shall be overdue, or during the pendency of any such Event of Default, at a rate per annum equal to the lower of (a) the maximum rate permitted by applicable law, or (b) a rate of fourteen percent (14%) per annum, and payable on demand.

         Upon the happening of any of the following events, each of which shall constitute a default hereunder (herein referred to as an "Event of Default"), all liabilities of the Borrower to the Lender, whether or not evidenced by this Note, shall thereupon or thereafter, at the option of the Lender, without notice or demand become due and payable (the "Acceleration Rights"):

                  (a) failure of the Borrower to perform any agreement hereunder or under any other instrument or agreement evidencing, securing and/or guaranteeing the obligations and indebtedness of the Borrower to the Lender evidenced by this Note, or to pay in full, when due, any liability whatsoever or any principal installment of this Note or interest installment hereon, when the same shall become due and payable;

                  (b) the Borrower shall at the direction of the Board of Directors (excluding the vote of the Lender);

                           (i) make an assignment for the benefit of creditors, petition or apply to any court or other tribunal for the appointment of a custodian, receiver or any trustee or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Borrower in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; the Borrower, by any act or omission shall indicate consent to, approval of or fail to timely object to any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

                           (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; or

                           (iii) have concealed, removed or permitted to be concealed or removed any part of its properties or assets, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

                           (iv) be "insolvent", as such term is defined in the federal bankruptcy code;

                  (c) the taking of possession of any substantial part of the property of the Borrower at the instance of any governmental authority;

         Notwithstanding the foregoing paragraph, the Lender's Acceleration Rights shall not be exercisable prior to a Final Payment Date if at the time of the Event of Default the Lender and Nick Molina are in control of the Borrower's Board of Directors pursuant to the terms of that certain Shareholders Agreement, dated as of the date hereof (the "Shareholders Agreement"), by and among the Borrower, HIG, the Lender, Nick Molina, Allan Sorensen and Anne Gozlan. If HIG is in control of the Board of Directors pursuant to the terms of the Shareholders Agreement, then the Lender's Acceleration Rights shall be exercisable immediately upon an Event of Default; provided, however, that in the event that an Event of Default is due to a failure to make a payment of interest when due hereunder and such missed payment is not cured within fifteen (15) days after the failure to make such payment, then the Lender shall stay the exercise of its Acceleration Rights for a period of six months from the date that the Borrower failed to make a payment of interest when due.

         The Borrower agrees to pay all reasonable costs incurred by any holder hereof, including reasonable attorneys' fees and costs (including those for appellate proceedings), incurred in connection with any Event of Default, or in connection with the collection or attempted collection or enforcement hereof whether or not legal proceedings may have been instituted.

         All parties to this Note, including the Borrower and any sureties, endorsers or guarantors, hereby waive presentment for payment, demand, protest, notice of dishonor, notice of acceleration of maturity, and all defenses on the ground of extension of time for payment hereof, and agree to continue and remain bound for the payment of principal, interest and all other sums payable hereunder, notwithstanding any change or changes by way of release, surrender, exchange or substitution of any security for this Note or by way of any extension or extensions of time for payment of principal or interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice to or consent of any of them. The rights and remedies of the holder as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

         The Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge, accept or collect any interest which, when added to any commitment fee or any other charge upon the principal, shall be in excess of the highest lawful rate allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited. Should acceleration, prepayment or any other charges upon the principal or any portion thereof result in the computation or earning of interest in excess of the highest lawful rate allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited, any and all such excess is hereby waived and shall be credited to the outstanding principal balance and/or, to the extent such excess exceeds such outstanding principal balance, returned to the Borrower.

         The unpaid balance of this Note may be prepaid at any time and from time to time without premium or penalty. All prepayments made hereunder shall be credited first to accrued interest and then to principal; however, in the event of default hereunder, the Lender may, in its sole discretion, and in such order as it may choose, apply any payments(s) to interest, principal and/or lawful charges and expenses then accrued.

         No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note, nor shall any waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. No waiver shall be effective unless in writing and signed by the holder of this Note.

         This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. In the event the Lender determines it necessary to institute suit to collect on this Note, the action may be maintained in Miami, Florida and the Borrower does hereby consent to the institution of action in that jurisdiction and waive any and all defenses it may have to the maintenance of the suit in Miami, Florida. This Note is binding upon the Borrower and its personal representatives, successors and assigns.

         THE BORROWER HEREBY, AND THE LENDER BY ITS ACCEPTANCE OF THIS NOTE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE CERTAIN MODIFICATIONS TO THE SHAREHOLDER LOAN AS EVIDENCED BY THIS NOTE.

         IN WITNESS WHEREOF, the undersigned Borrower has caused this Note to be duly executed and delivered as of the day and year first written above.

                                    LET'S TALK CELLULAR OF AMERICA, INC.

                                    By: /s/ Nick Molina
                                       -----------------------------------------

                                       Print Name: Nick Molina
                                                  ------------------------------

                                       Its: PRESIDENT
                                           -------------------------------------

                                    EXHIBIT G

                            RENEWAL PROMISSORY NOTE


$129,050.00


                                             Dated as of June 25, 1996

         FOR VALUE RECEIVED, the undersigned, LET'S TALK CELLULAR OF AMERICA, INC. a Florida corporation (the "Borrower"), hereby promises to pay to the order of NICK MOLINA, a Florida resident ("Lender"), the principal sum of One Hundred and Twenty-Nine Thousand and Fifty and no/100 Dollars ($129,050.00), together with interest on the unpaid principal balance hereof from time to time outstanding, from the date hereof until the principal hereof shall have become due and payable (whether by acceleration, maturity or otherwise) at a fixed rate equal to eight percent (8%) per annum. Said principal and interest shall be payable in lawful money of the United States of America and in immediately available funds, computed on a daily basis, based upon a 360-day year. All payments shall be made to the Lender at the Borrower's principal office at 5200 N.W. 77th Court, Miami, Florida 33166, or at such other place as the holder hereof may, from time to time, designate in writing.

         All outstanding principal shall be due and payable in full to the Lender on the earlier to occur of (a) a Qualified Public Offering (as that term is defined in that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Borrower, the Lender, HIG Fund V, Inc. ("HIG") and Brett Beveridge) or (b) October 1, 2001 (each a "Final Payment Date"). All accrued and unpaid interest under this Note shall be due and payable monthly in arrears, commencing on July 1, 1996 and continuing monthly on the first day of each month thereafter until this Note is paid in full, and at maturity.

         This Note evidences the outstanding balance of any and all prior loans made by the Lender to the Borrower (the "Shareholder Loan"), the outstanding principal balance of which Shareholder Loan as of the date hereof equals the original principal balance of this Note. As of the date hereof, no interest which has heretofore accrued with respect to the Shareholder Loan remains unpaid. All principal outstanding pursuant to the Shareholder Loan as of the date hereof shall, as of the date hereof and without any action on the part of any party, be deemed to be outstanding under this Note. Acceptance by the Lender of this Note shall not be deemed or construed as payment or satisfaction of the Shareholder Loan, which shall continue to remain outstanding although the indebtedness represented thereby is consolidated herein. This Note represents any and all amounts that are currently owed by the Borrower to the Lender.

         If the principal of this Note or any portion hereof and, to the extent permitted by law, interest hereon shall not be paid when due, whether by acceleration or otherwise, the same shall, or in the event of the occurrence of an Event of Default (as hereinafter defined), the outstanding principal balance of this Note shall, at the option of the Lender, thereafter bear interest for any period during which the same shall be overdue, or during the pendency of any such Event of Default, at a rate per annum equal to the lower of (a) the maximum rate permitted by applicable law, or (b) a rate of fourteen percent (14%) per annum, and payable on demand.

         Upon the happening of any of the following events, each of which shall constitute a default hereunder (herein referred to as an "Event of Default"), all liabilities of the Borrower to the Lender, whether or not evidenced by this Note, shall thereupon or thereafter, at the option of the Lender, without notice or demand, become due and payable (the "Acceleration Rights"):

                  (a) failure of the Borrower to perform any agreement hereunder or under any other instrument or agreement evidencing, securing and/or guaranteeing the obligations and indebtedness of the Borrower to the Lender evidenced by this Note, or to pay in full, when due, any liability whatsoever or any principal installment of this Note or interest installment hereon, when the same shall become due and payable;

                  (b) the Borrower shall at the direction of the Board of Directors (excluding the vote of the Lender):

                           (i) make an assignment for the benefit of creditors, petition or apply to any court or other tribunal for the appointment of a custodian, receiver or any trustee or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Borrower in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; the Borrower, by any act or omission shall indicate consent to, approval of or fail to timely object to any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

                           (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; or

                           (iii) have concealed, removed or permitted to be concealed or removed any part of its properties or assets, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

                           (iv) be "insolvent", as such term is defined in the federal bankruptcy code;

                  (c) the taking of possession of any substantial part of the property of the Borrower at the instance of any governmental authority;

         Notwithstanding the foregoing paragraph, the Lender's Acceleration Rights shall not be exercisable prior to a Final Payment Date if at the time of the Event of Default the Lender and Brett Beveridge are in control of the Borrower's Board of Directors pursuant to the terms of that certain Shareholders Agreement, dated as of the date hereof (the "Shareholders Agreement"), by and among the Borrower, HIG, the Lender, Brett Beveridge, Allan Sorensen and Anne Gozlan. If HIG is in control of the Board of Directors pursuant to the terms of the Shareholders Agreement, then the Lender's Acceleration Rights shall be exercisable immediately upon an Event of Default; provided, however, that in the event that an Event of Default is due to a failure to make a payment of interest when due hereunder and such missed payment is not cured within fifteen (15) days after the failure to make such payment, then the Lender shall stay the exercise of its Acceleration Rights for a period of six months from the date that the Borrower failed to make a payment of interest when due.

         The Borrower agrees to pay all reasonable costs incurred by any holder hereof, including reasonable attorneys' fees and costs (including those for appellate proceedings), incurred in connection with any Event of Default, or in connection with the collection or attempted collection or enforcement hereof whether or not legal proceedings may have been instituted.

         All parties to this Note, including the Borrower and any sureties, endorsers or guarantors, hereby waive presentment for payment, demand, protest, notice of dishonor, notice of acceleration of maturity, and all defenses on the ground of extension of time for payment hereof, and agree to continue and remain bound for the payment of principal, interest and all other sums payable hereunder, notwithstanding any change or changes by way of release, surrender, exchange or substitution of any security for this Note or by way of any extension or extensions of time for payment of principal or interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice to or consent of any of them. The rights and remedies of the holder as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

         The Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge, accept or collect any interest which, when added to any commitment fee or any other charge upon the principal, shall be in excess of the highest lawful rate allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited. Should acceleration, prepayment or any other charges upon the principal or any portion thereof result in the computation or earning of interest in excess of the highest lawful rate allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited, any and all such excess is hereby waived and shall be credited to the outstanding principal balance and/or, to the extent such excess exceeds such outstanding principal balance, returned to the Borrower.

         The unpaid balance of this Note may be prepaid at any time and from time to time without premium or penalty. All prepayments made hereunder shall be credited first to accrued interest and then to principal; however, in the event of default hereunder, the Lender may, in its sole discretion, and in such order as it may choose, apply any payments(s) to interest, principal and/or lawful charges and expenses then accrued.

         No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note, nor shall any waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. No waiver shall be effective unless in writing and signed by the holder of this Note.

         This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. In the event the Lender determines it necessary to institute suit to collect on this Note, the action may be maintained in Miami, Florida and the Borrower does hereby consent to the institution of action in that jurisdiction and waive any and all defenses it may have to the maintenance of the suit in Miami, Florida. This Note is binding upon the Borrower and its personal representatives, successors and assigns.

         THE BORROWER HEREBY, AND THE LENDER BY ITS ACCEPTANCE OF THIS NOTE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE CERTAIN MODIFICATIONS TO THE SHAREHOLDER LOAN AS EVIDENCED BY THIS NOTE.

         IN WITNESS WHEREOF, the undersigned Borrower has caused this Note to be duly executed and delivered as of the day and year first written above.

                                    LET'S TALK CELLULAR OF AMERICA, INC.

                                    By: /s/ Brett Beveridge
                                       -----------------------------------------

                                    Print Name: Brett Beveridge
                                                ---------------

                                    Its: Vice President
                                        ----------------------------------------

                                    EXHIBIT H

                                ESCROW AGREEMENT



                                             June 25, 1996


Greenberg, Traurig, Hoffman,
Lipoff, Rosen & Quentel, P.A.
1221 Brickell Avenue
Miami, Florida 33131

         Attn: Jorge L. Freeland, Esq.

Gentlemen:

         Your firm has agreed to act as the escrow agent (the "Escrow Agent") in connection with certain of the transactions contemplated by and pursuant to the provisions of that certain Series A Preferred Stock Purchase Agreement, dated as of June 25, 1996, (the "Purchase Agreement"), among Let's Talk Cellular of America, Inc., a Florida corporation and HIG Fund V, Inc. (the "Purchaser"), Let's Talk Cellular of America, Inc. (the "Company") and the shareholders of the Company listed on the signature pages thereto (the "Principal Shareholders"). Terms used herein and not otherwise defined shall have the same meaning as used in the Purchase Agreement.

         Pursuant to Section 1.3 of the Purchase Agreement, the Purchaser and the Company are to deposit 66,666 shares of the Company's Series A Preferred Stock, par value $30 per share (the "Escrowed Shares") and $2 million (the "Escrowed Funds" and together with the Escrowed Shares, the "Escrowed Assets") with you to be held in escrow pending the consummation of the transactions contemplated by Sections 1.3 and 1.4 of the Purchase Agreement. The placement of the Escrowed Assets with you in escrow is a condition precedent to the Purchaser's investment in the Company pursuant to the Purchase Agreement.

         The Escrowed Assets shall be held by you in a place of safe keeping until the Purchaser and the Company shall have instructed you to deliver the Escrowed Assets to the persons described in their disbursement instructions.

         In the event the Escrow Agent shall have received a claim as to the Escrowed Assets, the Escrow Agent may, at any time and from time-to-time in its sole discretion, take either of the following actions:

         A. Continue to hold the Escrowed Assets until the dispute is settled between the parties and it receives (i) written instructions signed by the Company and the Purchaser as to the delivery of the Escrowed Assets or (ii) a final nonappealable order from a court of

Greenberg, Traurig, Hoffman
Lipoff, Rosen & Quentel, P.A.
June 25, 1996
Page 2



competent jurisdiction stating to whom and in what amounts the Escrowed Assets should be released and delivered; or

         B. Commence an interpleader action in any court of competent jurisdiction whereupon it shall be relieved of any further obligations pursuant hereto.

         In the event that any other claim or claims are made against you or if there is any other dispute in respect of the Escrow Assets, you shall have the power and authority, in your sole discretion, to hold such Escrow Assets until such claims are resolved, either through judicial process or otherwise, and/or to file an interpleader action with respect to such claim or claims in any court of competent jurisdiction.

         Except in the case of willful misconduct or gross negligence, you shall have no liability whatsoever for any loss sustained as a result of this Escrow Agreement. You shall have no duties or obligations except as set forth in this Escrow Agreement, and you shall not be required to take any action or actions other than in accordance with the terms hereof. Without limiting the generality of the foregoing, this Escrow Agreement imposes no duty or obligation on you.

         In the event you incur any costs, losses, liabilities, damages or expenses, including reasonable attorneys' fees, in connection with your activities as Escrow Agent, your holding of the Escrow Assets or your filing of any interpleader action, it is understood and agreed by all of the parties to the Purchase Agreement that you may, after giving a 3 day notice, set-off against any and all amounts held by you and retain for your own account the full amount of any and all such costs, losses, liabilities, damages or expenses.

         Each of the Company, the Principal Shareholders and the Purchaser jointly and severally agree to indemnify and hold you harmless from and against the full amount of any and all claims, costs, damages, judgments, fees, expenses, obligations, taxes, assessments, liabilities, actions, suits, or charges, including reasonable attorneys' fees and expenses, made against you or incurred by you by reason of any act or omission to act by you as Escrow Agent hereunder or in connection with any of the transactions referred to herein or contemplated hereby or your holding of the Escrow Shares or your filing of any interpleader action and against any loss you may sustain in carrying out the terms of this Escrow Agreement, other than as a result of your gross negligence or willful misconduct.

         Each of the Company and the Principal Shareholders understands that the Escrow Agent is counsel to the Purchaser and agrees that the Escrow Agent shall not be precluded

Greenberg, Traurig, Hoffman
Lipoff, Rosen & Quentel, P.A.
June 25, 1996
Page 3



from continuing to represent the Purchaser in any controversy or litigation arising in connection with this Escrow Agreement by reason of acting as the Escrow Agent.

         The Company, the Purchaser and the Principal Shareholders are beneficiaries to this Escrow Agreement, and its terms may not be changed without their written consent and the consent of the Escrow Agent. No third party shall be deemed a beneficiary of this Agreement and no such party shall have the right to commence or maintain any suit or action with respect to this Agreement; provided that this provision shall not be deemed a waiver of any of the rights which the Purchaser has under the Purchase Agreement. This Agreement may be executed in one or more counterparts, all of which will be deemed to be the same original agreement.

         Please acknowledge your Agreement to the foregoing terms and provisions by executing the enclosed copy of this Escrow Agreement and returning it to the undersigned.


                                        HIG FUND V, INC.



                                        By:
                                           -------------------------------------


                       (Signatures continue on next page)


Accepted this 25th day
of June, 1996

GREENBERG, TRAURIG, HOFFMAN,
LIPOFF, ROSEN & QUENTEL, P.A.


By:
   -------------------------------

                                Escrow Agreement
                                 Signature Page



                                    Let's Talk Cellular of America, Inc.



                                    By:
                                       -----------------------------------------
                                       Nick Molina



                                    By:
                                       -----------------------------------------
                                       Brett Beveridge

             Schedule 2.4 to the Series A Preferred Stock Agreement


Ownership of shares at closing:
-------------------------------
         HIG Fund V, Inc.              350,000(1)
         Brett Beveridge               282,750(2)
         Nick Molina                   282,750(2)
         Al Sorensen                    65,000
         Anne Gozlan                    19,500(2)
                                     ---------
                                     1,000,000

(1) Assumes full conversion of 100,000 shares of Series A preferred stock
(2) Assumes full vesting of Anne Gozlan's bonus shares of common stock, which will occur on second and third anniversary of employment (6,500 shares vesting on each anniversary date). As of closing, 289,250 shares are owned by Brett Beveridge and Nick Molina, respectively, and 6,500 shares are owned by Anne Gozlan.
Employment agreement with Anne Gozlan - May 1995
Right of first refusal: see description in Shareholders' Agreement (Exhibit B to Series A Preferred Stock Agreement)

             Schedule 2.5 to the Series A Preferred Stock Agreement


Subsidiaries:
- Let's Talk Cellular, Inc.
- Let's Talk Cellular of Aventura, Inc.
- Let's Talk Cellular of Bayside, Inc.
- Let's Talk Cellular of Florida Mall, Inc.
- Let's Talk Cellular of Lenox Square, Inc.
- LTC Kiosk Management Corporation

Loans from shareholders:
- Loan from Brett Beveridge in the amount of $129,050, bearing interest at 8%
- Loan from Nick Molina in the amount of $129,050, bearing interest at 8%

                          Exhibit 2.6 to the Series A
                           Preferred Stock Agreement





                      LET'S TALK CELLULAR OF AMERICA, INC.


                              FINANCIAL STATEMENTS

[DELOITTE &
  TOUCHE LLP LETTERHEAD]


--------------------------------------------------------------------------------

              LET'S TALK CELLULAR OF AMERICA, INC.

              Financial Statements for the Years
              Ended July 31, 1995 and 1994 and
              Independent Auditor's Report

--------------------------------------------------------------------------------

                         [DELOITTE & TOUCHE LLP LETTERHEAD]



INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
 Let's Talk Cellular of America, Inc.:

We have audited the accompanying balance sheets of Let's Talk Cellular of America, Inc. (the "Company") as of July 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche

October 31, 1995

LET'S TALK CELLULAR OF AMERICA, INC.

BALANCE SHEETS
JULY 31, 1995 AND 1994
--------------------------------------------------------------------------------

ASSETS                                                                   1995              1994
CURRENT ASSETS:
  Cash                                                               $  241,820         $   63,915
  Accounts receivable                                                   510,643            122,926
  Inventory                                                           1,191,352            471,792
  Prepaid expenses and other current assets                             298,705             44,071
                                                                     ----------         ----------
        Total current assets                                          2,242,520            702,704

PROPERTY AND EQUIPMENT, net                                           1,058,430            232,029

OTHER ASSETS                                                             73,945             12,399
                                                                     ----------         ----------
TOTAL                                                                $3,374,895         $  947,132
                                                                     ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                             $1,231,606         $  216,992
  Bank line of credit                                                   462,493            150,000
  Accrued expenses and other liabilities                                365,845            149,226
  Current portion of loans from shareholders                            100,000
  Current portion of obligations under capital leases                    47,880
  Deferred revenues                                                      97,903
  Customer deposits                                                      46,878             42,219
                                                                     ----------         ----------
        Total current liabilities                                     2,352,063            558,437
                                                                     ==========         ==========

  Loans from shareholders                                               258,997             26,205
  Long-term portion of obligations under capital leases                  69,071
  Other liabilities                                                      37,975
                                                                     ----------         ----------
        Total other liabilities                                         366,043             26,205
                                                                     ----------         ----------
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares
    authorized, issued and outstanding                                    1,000              1,000
  Additional paid-in capital                                            257,250              7,250
  Retained earnings                                                     397,997            354,240
                                                                     ----------         ----------
        Total shareholders' equity                                      656,247            362,490
                                                                     ----------         ----------
TOTAL                                                                $3,374,895         $  947,132
                                                                     ==========         ==========

See notes to financial statements.

LET'S TALK CELLULAR OF AMERICA, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS
YEARS ENDED JULY 31, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                           1995                    1994
REVENUES
  Sales                                                                 $6,119,990              $3,571,942
  Usage commissions                                                      1,872,406                 559,041
  Other                                                                    311,185                 130,219
                                                                        ----------               ---------
        Total revenues                                                   8,303,581               4,261,202

COST OF SALES                                                            4,259,814               2,127,718
                                                                        ----------               ---------
GROSS PROFIT                                                             4,043,767               2,133,484
                                                                        ----------               ---------
OPERATING EXPENSES:
  Selling, general and administrative                                    3,822,491               1,918,038
  Depreciation and amortization                                            122,811                  43,082
                                                                        ----------               ---------

       Total operating expenses                                          3,945,302               1,961,120
                                                                        ----------               ---------
INCOME FROM OPERATIONS                                                      98,456                 172,364
OTHER EXPENSE - Interest expense                                            39,898                  12,690
                                                                        ----------               ---------
INCOME BEFORE PROVISION FOR INCOME TAXES                                    58,567                 159,674

PROVISION FOR INCOME TAXES                                                  14,810                  70,045
                                                                        ----------               ---------
NET INVOICE                                                                 43,757                  89,629

RETAINED EARNINGS, BEGINNING                                               354,240                 264,611
                                                                        ----------               ---------

                                                                        $  397,250               $ 354,240
RETAINED EARNINGS, END OF YEAR                                          ==========               =========




See notes to financial statements.

LET'S TALK CELLULAR OF AMERICA

STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                            1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $    43,757       $  89,629
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization                                      122,811          43,082
       Increase in accounts receivable                                   (387,717)        (96,918)
       Increase in inventory                                             (719,560)       (149,387)
       Increase in prepaid expenses and other assets                     (316,180)        (36,327)
       Increase in trade accounts payable                               1,014,614         193,682
       Increase (decrease) in accrued expenses and other liabilities      216,619         (57,246)
       Increase in customer deposits                                        4,659          30,169
       Increase in deferred revenues                                       97,903
                                                                        ---------        --------
                Total cash provided by operating activities                76,905          16,684
                                                                        ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchases of property and equipment                                    (794,286)       (181,976)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under bank line of credit                                    312,493         147,785
  Proceeds from shareholders loans                                        332,792
  Proceeds from capital contributions                                     250,000
                                                                        ---------        --------
               Total cash provided by financing activities                895,285         147,785
                                                                        ---------        --------
NET INCREASE (DECREASE) IN CASH                                           177,905         (17,507)

CASH, BEGINNING OF YEAR                                                    63,915          81,422
                                                                        ---------        --------
CASH, END OF YEAR                                                       $ 241,820        $ 63,915
                                                                        ---------        --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION - Cash paid for:

 Interest                                                               $  31,269        $ 11,432
                                                                        ---------        --------

 Income taxes                                                           $   9,812        $209,615
                                                                        ---------        --------
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES-
  Assets acquired under capital leases                                  $ 135,683
                                                                        ---------

See notes to financial statements.

LET'S TALK CELLULAR OF AMERICA, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1995 AND 1994

--------------------------------------------------------------------------------

1.   NATURE OF BUSINESS

     Let's Talk Cellular of America, Inc. (the "Company") is engaged in the retail sales of wireless products and related accessories. The Company is also an agent and reseller of airtime services for cellular phones and pagers. As of July 31, 1995, the Company operated 22 stores located exclusively in regional and super regional malls.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition:

          Retail Sales - Revenue from retail sales is recorded upon customer purchase.

          Usage Commissions - The Company receives commissions from cellular service providers for each new cellular phone subscription written by the Company. Revenue from such commissions is recorded upon customer subscription. New subscription commissions are fully refundable if the subscriber does not complete 90 to 180 (depending on the cellular provider) days of continuous active service. No liability has been recorded in the accompanying financial statements relative to new subscriber cancellations due to the Company's requirements that all customers sign a service agreement which requires a customer deposit to be forfeited in case of a subscriber cancellation. In addition, the Company receives monthly residual compensation based on a percentage of actual phone usage by subscribers. Revenue from residual compensation is recorded as received.

          Pager Airtime Services - Revenue from pager airtime services is deferred and recognized over the lives of the respective contracts, usually twelve months.

     Inventories - Inventories, consisting principally of wireless products and parts held for resale, are stated at the lower of cost or market, cost beging determined on an average cost basis.

     Property and Equipment - Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from three to seven years.

     Preopening Expenses - The Company capitalizes expenses associated with the opening of new retail locations and training of personnel. These costs typically include travel expenses, store employees' salaries and occupancy costs incurred prior to store opening. The Company amortizes these amounts over 18 months.

     Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount expected to be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     Reclassifications - Certain fiscal 1994 amounts have been reclassified to conform with the fiscal 1995 presentation.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at July 31:


                                                 1995                   1994
           Computer equipment               $   287,755            $    90,730
           Furniture and equipment              363,848                137,449
           Office equipment                      29,660                 13,888
           Vehicles                                                     15,153
           Leasehold improvements               517,891                 67,993
           Construction in progress              53,520                 16,909
                                            -----------            -----------

           Total                              1,252,674                342,122

           Less: accumulated depreciation      (194,244)              (110,093)
                                            -----------            -----------

           Property and equipment, net      $ 1,058,430            $   232,029
                                            -----------            -----------

     Included in property and equipment, at cost, are $135,683 of assets under capital lease.


4.   BANK LINE OF CREDIT

     At July 31, 1995, the Company's bank line of credit consists of a $460,000 note payable, bearing interest at the bank's prime rate plus 1.5% (8.75% at July 31, 1995), secured by substantially all of the Company's assets and personally guaranteed by the Company's shareholders. The Company's line of credit was repaid in full in September 1995 (see Note 9 - Subsequent Events).

5.   LOANS FROM SHAREHOLDERS

     Loans from shareholders consist of the following at July 31:

                                                                         1995              1994
     Note payable to shareholder, unsecured, bearing
      interest at 16%, repaid in September 1995                      $ 100,000
     Notes payable to shareholders, unsecured, bearing
      interest at 16%, payable on demand                               258,997          $  26,205
                                                                     ---------          ---------

                                                                       358,997             26,205

     Less: current portion                                            (100,000)
                                                                     ---------          ---------

     Long-term portion                                               $ 258,997          $  26,205
                                                                     =========          =========


     The notes payable to shareholders are subordinated to the line of credit agreement and accordingly, are being classified as non-current (see Note 9
     - Subsequent Event).

6.   CAPITAL LEASE OBLIGATIONS

     The Company leases certain office equipment under capital leases. These lease obligations are payable in monthly installments. During 1995, total payments under such leases aggregated approximately $30,300 of which $5,200 represented interest. The future lease payments relating to these capital leases are as follows:


       Year Ending
         July 31                                                     AMOUNT
         1996                                                      $  58,431
         1997                                                         58,431
         1998                                                         26,215
                                                                   ---------

         Total payments remaining under capital leases               143,077

         Less: amount representing interest                          (26,126)
                                                                   ---------

         Capital lease obligations                                   116,951

         Less: current portion                                       (47,880)
                                                                   ---------

         Capital lease obligations, net of current portion         $  69,071
                                                                   =========

7.   COMMITMENTS

     The Company leases retail offices and warehouse space and certain equipment under operating leases which expire at various dates with options to renew certain of such leases for additional periods. The lease agreements covering retail space provide for minimum rentals and/or rentals based on a percentage of sales. Future minimum payments on operating leases at July 31, 1995 are approximately as follows:


       Year Ending:
       1996                                                       $ 1,168,300
       1997                                                         1,069,900
       1998                                                           885,100
       1999                                                           634,200
       2000                                                           475,700
       Thereafter                                                     174,400
                                                                  -----------

       Total                                                      $ 4,407,600
                                                                  ===========

     Total rent expense for the years ended July 31, 1995 and 1994 was approximately $874,500 and $330,000, respectively, of which approximately $21,100 and $18,000, respectively, was paid for rentals based on sales.

8.   INCOME TAXES

     The components of the provision of income taxes for the years ended July 31, 1995 and 1994 are as follows:


                                                          1995           1994
       Current                                         $ (20,454)     $ 70,045

       Deferred                                           35,264
                                                       ---------      --------

       Total                                           $  14,810      $ 70,045
                                                       =========      ========

     Deferred income taxes for July 31, 1995 are provided for the temporary differences between financial reporting basis and the tax basis of the Company's assets and liabilities at currently enacted tax rates and are included in accrual expenses and other liabilities in the accompanying balance sheet. Temporary differences as of July 31, 1995 are as follows:



                                                               Noncurrent
                                                              Deferred Tax
                                                               Liability

       Depreciation                                             $19,999
       Amortization of pre-opening costs                         15,265
                                                                -------
       Total deferred income taxes                               35,264
                                                                -------
                                                                $35,264
                                                                =======

9.   SUBSEQUENT EVENT

     On September 5, 1995, the Company entered into a line of credit agreement whereby the Company can borrow up to $900,000 based on a formula of eligible receivables and inventories, and a $300,000 term loan agreement. Advances made under the line of credit are payable on demand and bear interest at 2% above the bank's prime rate (9.25% at July 31, 1995). The term loan is payable in 35 monthly installments of $5,000 with the remaining principal balance due in September 1998, and bears interest at 2.5% above the bank's prime rate (9.75% at July 31, 1995). The line of credit and the term loan are secured by a pledge of substantially all of the Company's assets and personally guaranteed by the Company's shareholders. The Company's line of credit and term loan agreements contain convenants requiring maintenance of certain financial ratios.

     The proceeds of the line of credit and the term loan were used by the Company's existing bank line of credit as well as to finance store expansion and general working capital requirements (see Note 4 - Bank Line of Credit).



                                    ******

LET'S TALK CELLULAR OF AMERICA, INC.

BALANCE SHEET
APRIL 30, 1996


                                                                        April
CURRENT ASSETS:
Cash                                                                $   175,612
Trade accounts receivable                                                45,575
Carriers receivable                                                     664,177
Inventory                                                             1,197,687
Prepaid expenses                                                         45,246
Other current assets                                                     34,967
                                                                    -----------

         Total current assets                                         2,163,264
                                                                    -----------

Fixed assets, cost                                                    1,694,145
Accumulated depreciation                                               (335,855)
                                                                    -----------
Fixed assets, net                                                     1,358,290
                                                                    -----------

Preopenings - cost                                                       80,970
Accumulated amortization                                                (62,866)
                                                                    -----------
Preopenings, net                                                         18,104
Deposits                                                                 19,250
Other non-current assets                                                 18,540
                                                                    -----------
         Other non-current assets                                        55,894
                                                                    -----------

TOTAL                                                               $ 3,577,448
                                                                    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                            $   828,948
Line of credit                                                          865,800
Accrued expenses and other liabilities                                  284,680
Capital lease obligations                                                76,955
Customer deposits                                                        88,022
Income taxes payable                                                     62,264
                                                                    -----------

         Total current liabilities                                    2,206,669
                                                                    -----------

Loans from shareholders                                                 258,100
Bank term loan                                                          265,000
Deferred revenue                                                        105,056
Other liabilities                                                        36,652
                                                                    -----------
         Total other liabilities                                        664,808
                                                                    -----------

SHAREHOLDERS' EQUITY:
Common stock, $1 par value, 1,000 shares
  authorized, issued and outstanding                                      1,000
Additional paid-in capital                                              257,250
Retained earnings                                                       447,721
                                                                    -----------

         Total shareholders' equity                                     705,971
                                                                    -----------

TOTAL                                                               $ 3,577,448
                                                                    ===========

LET'S TALK CELLULAR OF AMERICA
FISCAL YEAR ENDING JULY 31, 1996

                                               April 1996                YTD
                                               ----------            ----------
NET REVENUE - CELLULAR                         $  990,355            $9,410,229
NET REVENUE - PAGER                                60,711               518,099

TOTAL REVENUE                                   1,051,066             9,928,328
COST OF GOODS SOLD                                475,351             4,714,601

GROSS PROFIT                                      575,715             5,213,727

CELLULAR OPERATING EXP                            369,928             3,421,158
PAGER OPERATING EXP                                 7,117                73,383
GENERAL AND ADMINIST.                             185,709             1,328,744

TOTAL EXPENSES                                    562,754             4,823,285

OPERATING INCOME                                   12,961               390,442

DEPRECIATION/AMORTIZATION                          24,416               195,981
INTEREST EXPENSE                                   13,626               117,737

EARNINGS BEFORE TAXES                             (25,081)               76,724

INCOME TAXES                                            0                27,000

NET INCOME/(LOSS)                              $  (25,081)           $   49,724




                                               April 1996                YTD
                                               ----------            ----------
NET REVENUE - CELLULAR                              94.22%                94.78%
NET REVENUE - PAGER                                  5.78%                 5.22%

TOTAL REVENUE                                      100.00%               100.00%
COST OF GOODS SOLD                                  45.23%                47.49%

GROSS PROFIT                                        54.77%                52.51%

CELLULAR OPERATING EXP.                             35.20%                34.46%
PAGER OPERATING EXP.                                 0.68%                 0.74%
GENERAL AND ADMINISTRATIVE                          17.67%                13.38%

TOTAL EXPENSES                                      53.54%                48.58%

OPERATING INCOME                                     1.23%                 3.93%

DEPRECIATION/AMORTIZATION                            2.32%                 1.97%
INTEREST EXPENSE                                     1.30%                 1.19%

EARNINGS BEFORE TAXES                              (-2.39)%                0.77%

INCOME TAXES                                          .00%                 0.27%

NET INCOME:                                        (-2.39)%                0.50%

LET'S TALK CELLULAR OF AMERICA, INC.

STATEMENT OF CASH FLOWS
PERIOD ENDED APRIL 30, 1996

                                                        April             YTD
CASH FROM OPERATING ACTIVITIES
Net income/(loss)                                    $ (25,081)       $  49,724
  Income tax expense                                         0           27,000
  Gain/Loss on disposal                                 22,065           22,065
  Depreciation and amortization                         19,918          155,034
  Preopening amortization                                4,498           40,947
  (Increase)/Decrease in:
  Carrier receivables                                  285,099         (192,049)
  Inventory                                            (69,972)          (6,336)
  Prepaid expenses                                      10,010          125,208
  Trade receivables (c/c)                               43,695           (7,061)
  Other assets                                           3,132           75,242
Increase/(Decrease) in:                                      0
  Trade accounts payable                               (83,408)        (402,655)
  Accrued expenses and other liab                     (167,029)         (41,576)
  Customer deposits                                     (8,957)          41,144

Cash provided by/(used in)                           ---------        ---------
  operating activities                                  33,970         (113,313)
                                                     ---------        ---------

CASH FROM INVESTING ACTIVITIES

Fixed assets acquisitions                              (49,945)        (535,891)
Store preopening costs                                   2,320           (8,168)
Proceeds from disposals                                 63,750           63,750

Cash provided by/(used in)                           ---------        ---------
  investing activities                                  16,125         (480,309)
                                                     ---------        ---------

CASH FROM FINANCING ACTIVITIES
  OTHER THAN LINE OF CREDIT
Capital lease                                           (4,214)         (39,996)
Term Loan RNB                                           (5,000)         265,000
Due to shareholders                                          0         (100,897)
Proceeds from capital contributions
Citibank LOC                                                 0         (462,493)
RNB LOC                                                101,800          865,800
Cash provided by/(used in)
  financing activities other                         ---------        ---------
  than line of credit                                   92,586          527,414
                                                     ---------        ---------

Net increase/(decrease) in cash                        142,681          (66,208)
Cash, beginning                                         32,931          241,820
Cash, ending                                         $ 175,612        $ 175,612

             Schedule 2.7 to the Series A Preferred Stock Agreement


First amendment to stock purchase agreement with Al Sorensen - May 1996

First amendment to consulting agreement with Al Sorensen - May 1996

Pay off of loan from Al Sorensen - September 1995

Termination of escrow agreement with Al Sorensen - May, 1996

Increase in Brett Beveridge's and Nick Molina's salary from $150,000 to $198,000, effective August 16, 1995

Sale of the store located at Brandon Town Center, FL on March 29, 1996

Kiosk staffing agreement with AT&T dated June 1, 1996

Closing of the store located at Roosevelt Field, NY - June 1996

Credit facility agreements with Republic National Bank dated September 5, 1995:
- Letter agreement
- Master promissory note
- Term note
- Security agreement

Credit facility agreements with republic National Bank dated December 4, 1995:
- Amendment to letter agreement
- Renewal note
- Incremental note
- Combined note

             Schedule 2.8 to the Series A Preferred Stock Agreement


U.S. Equal Employment Opportunity Commission charge #10960012

Demand by St. George Productions dated April 25, 1996

Complaint filed by Jay Wasserman - March 1996

Judgment relative to the Westchester Mall, White Plains NY - September 1995 (filed-in City Court of White Plains, County of Westchester, State of New York, Index No. SP5542/95)

Lawsuit filed by The O'Connor Group against Let's Talk Cellular of America, Inc. (filed in Dade County, Case No.96-5267, not served as of June 14, 1996)

          Schedule 2.11(a)(i) to the Series A Preferred Stock Agreement


Corporate office                5200 NW, 77 Court. Miami, FL 33166

Dadeland Mall                   7565 N. Kendall Drive. Miami, FL 33156

Aventura Mall                   19501 Biscayne Blvd. North Miami Beach, FL 33180

Bayside Market Place #1         401 Biscayne Blvd. Miami, FL 33132

Florida Mall                    8001 S. Orange Blossom Trail. Orlando, FL 32809

Lenox Square                    3393 Peachtree Road NE. Atlanta, GA 30326

Manhattan Mall                  901 Avenue of the Americas. New York NY 10001

Town Center at Boca             6000 West Glades Road Boca Raton, FL 33431

Westland Mall                   1695 West 49 Street. Hialeah, FL 33012

Cutler Ridge Mall               20505 South Dixie Hwy. Miami, FL 33189

Miami International Mall        1455 NW 107 Avenue. Miami, FL 33172

Altamonte Springs               451 Altamonte Ave. Altamonte Springs, FL 32701

Tysons Corner                   7903 Tysons Corner Center. Mclean, VA 22102

Montgomery Mall                 7111 Democracy Blvd. Bethesda, MD 20817

St. Charles Towne Center        11110 Mall Circle. Waldorf, MD 20603

Annapolis Mall                  2002 Annapolis Mall. Annapolis, MD 21401

Potomac Mills                   2700 Potomac Mill Circle. Woodbridge, VA 22192

Union Station                   50 Massachusetts Ave. Washington, DC 20002

Fashion Center at Pentagon City 1100 South Hayes Street. Arlington, VA 22202

Mall of the Americas            7795 West Flagler. Miami, FL 33144

Pembroke Lakes Mall             11401 pines Boulevard, FL 33026

Bayside Market Place #2         401 Biscayne Blvd. Miami, FL 33132

Orlando Airport                 9341 Airport Blvd #A. Orlando, FL 32827

Sawgrass Mills                  12801 W. Sunrise Blvd. Sunrise, FL 33323

Seminole Town Center            183 Town Center Circle. Sanford, FL 32771

Coral Square Mall               9345 West Atlantic Blvd. Coral Springs, FL 33065

         Schedule 2.11(a)(ii) to the Series A Preferred Stock Agreement


Security interest in accounts receivable, inventory, equipment, general intangibles, chattel paper, instruments and documents granted to Republic National Bank in connection with credit facility agreements entered into on September 5, and December 4. 1995, respectively (see Schedule 2.7). For a more complete description of the security interest, please refer to the security agreement.

         Schedule 2.11(a)(iii) to the Series A Preferred Stock Agreement


None

           Schedule 2.11(b) to the Series A Preferred Stock Agreement


Service Mark Reg. No. 1,816,162 - Jan. 11, 1994 - Let's Talk Cellular - for communications services

Service Mark Reg. 1,821,719 - Feb. 15, 1994 - Let's Talk Cellular (special logo) - for communications services

Trademark Reg. No. 1,931,056 - Oct. 31, 1995 - Let's Talk Cellular - for communications apparatus

Pending Service and Trademark - Let's Talk Wireless - filed Aug. 1995 - for communications services and apparatus

Pending Service and Trademark - Let's Talk - Misc design (rainbow) - filed Dec. 1995 - for communication services and apparatus - Serial No. 012,369

Pending Service and Trademark - Let's Talk - logo (as displayed on company's business cards) - for Dec. 1995 - for communication services and apparatus - Serial No. 012,370

            Schedule 2.13 to the Series A Preferred Stock Agreement


Retail representative agreement between BellSouth Cellular National Marketing, Inc. and Let's Talk Cellular of America, Inc. dated April 12, 1995

Authorized agency agreement between Bell Atlantic Mobile Systems of Washington, Inc., Atlantic Mobile Systems of Baltimore, Inc. and Let's Talk Cellular of America. Inc. Agency dated December 22, 1994

Agency agreement between Cellular Telephone Company and Let's Talk Cellular of America, Inc. dated December 30, 1993

Stores and corporate office leases (see Schedule 2.11(a)(i))

Credit facility agreements Republic National Bank (see Schedule 2.7)

Capital lease agreement with Panasonic Communications (corporate office telephone system)

Capital lease agreements with Citicorp Leasing (eight stores point-of-sales systems)

Capital lease agreement with Minolta Business Systems (one copier)

Capital lease agreements with Heritage Financial Services (two stores point-of-sales systems)

Insurance policies (see Schedule 2.15)

Stock purchase agreement with Al Sorensen - October 1994

First amendment to stock purchase agreement with Al Sorensen May 1996

Consulting agreement with Al Sorensen - October 1994

First amendment to consulting agreement with Al Sorensen - May 1996

Kiosk staffing agreement with AT&T dated June 1, 1996

Loan from Nick Molina in the amount of $129.050. bearing interest at 8%

Loan from Brett Beveridge in the amount of $129,050, bearing interest at 8%

Employment agreement with Anne Gozlan - May, 1995

            Schedule 2.15 to the Series A Preferred Stock Agreement


Coverage                            Carrier
--------                            -------

Property                            Atlantic Mutual
General liability                   Atlantic Mutual
Automobile                          Atlantic Mutual
Inland Marine                       Atlantic Mutual
Excess umbrella liability           Atlantic Mutual
Workers' compensation - FL          Riscorp
Workers' compensation - NY          The State Insurance Fund
Workers' compensation - VA & DC     Employers Insurance of WAUSAU
Workers' compensation - GA          Georgia Casualty & Surety Co
Workers' compensation - MD          The Injured Workers' Insurance Fund


Workers' Compensation Claims Pending

- Four reports of injury filed in NY. all relative to the Roosevelt Field Mall store

            Schedule 2.16 to the Series A Preferred Stock Agreement


Consulting agreement with Al Sorenson - October 1994

First amendment to consulting agreement with Al Sorensen - May 1996

Employment agreement with Anne Gozlan - May 1995

Employment agreements with automatic annual renewals unless written notice is given 90 days prior to the respective expiration dates of the annual terms:

(i) Fully executed:

- Warehouse manager - April 20, 1995
- Controller - June 26, 1995
- Training manager - April 17, 1995
- District manager, North Dade, FL - January 3, 1994
- District manager, New York - December 3, 1993
- District manager, South Dade, FL - April 21, 1994
- District manager, Washington, DC - August 5, 1994
- Store manager - January 3, 1994
- Sales associate - October 3, 1994
- Sales associate - December 5, 1994
- Sales associate - October 21, 1994
- Sales associate - April 6, 1994
- Store manager - February 20, 1995
- Store manager - March 28, 1994
- Sales associate - March 13, 1995
- Store manager - February 20, 1995
- Store manager - February 6, 1994

(ii) Witnessed and signed by employee only, not executed by company and therefore not legally binding:

- Pager department clerk - June 29, 1995
- Staff accountant - September 26, 1994
- Pager department manager - May 1, 1995
- District Manager, Central Florida - June 5, 1995
- Store manager - September 27, 1994
- Sales associate - November 17, 1994
- Sales associate - November 9, 1994
- Store manager - January 16, 1996
- Store manager - January 3, 1994
- Store manager - October 12, 1994
- Sales associate - January 17, 1996
- Store manager - October 5, 1994
- Store manager - January 3, 1994
- Store manager - December 6, 1994

The highest paid employees during the years ended July 31 1994 and 1995, respectively, were:

                                   Compensation paid during the year ended
                                   ---------------------------------------
         Employee's Name          July 31, 1994              July 31, 1995
         ---------------          -------------              -------------
         Nick Molina                $221,234                   $210,000
         Brett Beveridge            $220,415                   $210,000
         Robert Ortega              $ 49,570                   $ 63,488

             Schedule 2.18 to the Series A Preferred Stock Agreement


Loan from Nick Molina in the amount of $129,050, bearing interest at 8%

Loan from Brett Beveridge in the amount of $129,050, bearing interest at 8%

Long-term disability policy in the name of Brett Beveridge

Long-term disability policy in the name of Nick Molina

Term life insurance policy in the name of Brett Beveridge

Term life insurance policy in the name of Nick Molina

Lease payments relative to Brett Beveridge's and Nick Molina's vehicles

Insurance payments relative to Brett Beveridge's and Nick Molina's vehicles

             Schedule 3.8 to the Series A Preferred Stock Agreement


Proceeds in the amount of $3,295,000 from the sale of the Purchased Shares shall be used consistently with the following:

- $295,000 shall be used to pay HIG Fund V, Inc.'s accounting, brokers and other transaction expenses, excluding legal expenses;

- to pay all legal expenses incurred in connection with the Series A Preferred Stock Agreement

- up to $350,000 shall be used to purchase an MIS system:

- the balance shall be used to fund capital expenditures in accordance with
Schedule 4.11 to the Series A Preferred Stock Agreement:

- the balance shall not be used to repay the shareholders' notes:

- the balance shall not be used to pay down the line of credit to less than $800,000 or the applicable borrowing base until after the final $1 million is drawn.

                                  Schedule 4.6

                                  Indebtedness



         The Company shall not be liable for Indebtedness at any one time (other than for the Principal Shareholder Notes which shall not exceed the aggregate principal amount of $258,100) in excess of the following amounts:



                                                 PERMITTED
          FISCAL YEAR                           INDEBTEDNESS
      --------------------                ------------------------
            1997                                  $1,300,000

            1998                                  $2,200,000

            1999                                  $1,500,000

            2000                                  $   70,000



In addition to the foregoing, the Company may be liable at any one time for up to $600,000 of additional Indebtedness to fund the opening of new AT&T stores until July 31, 1998. After July 31, 1998, the Company may be liable for the total additional Indebtedness set forth below to fund the opening of new AT&T stores so long as the Company has exceeded the EBIT Target (as defined in the Shareholders Agreement) on each Determination Date (as defined in the Shareholders Agreement) since June 1996 by at least $10,000 per AT&T store open for at least 12 months as of such Determination Date. The maximum amount of such additional indebtedness shall be $25,000 per AT&T store open for at least 12 months as of such Determination Date up to the follwoing aggregate amounts:



                                                 PERMITTED
                                                 ADDITIONAL
          FISCAL YEAR                           INDEBTEDNESS
      --------------------                ------------------------
            1998                                   $480,000
            1999                                   $360,000
            2000                                   $240,000

                                  Schedule 4.11

                              Capital Expenditures



         The Company shall not fund or become obligated to fund capital expenditures in any calendar year in excess of (i) $2 million in the aggregate,
(ii) $1.85 million for new stores, and (iii) $150,000 for remodeling existing stores or for other general corporate purposes. Notwithstanding the foregoing, the Company shall be permitted to fund or become obligated to fund more than an aggregate of $350,000 of capital expenditures relating to management information systems prior to December 31, 1997.